UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Chesapeake Utilities Corporation
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energized

CHESAPEAKE
UTILITIES CORPORATION

NOTICE OF 2018 ANNUAL MEETING AND PROXY STATEMENT

Notice of 2018 Annual Meeting of Stockholders
Wednesday, May 9, 2018 ▪ 9:00 a.m. Eastern Time
The Board Room of PNC Bank, N.A., 222 Delaware Avenue, 18th Floor, Wilmington, DE 19801

April 4, 2018
Dear Stockholder,
On May 9, 2018, Chesapeake Utilities Corporation (the "Company") will be holding its 2018 Annual Meeting of Stockholders (the "Meeting"). Stockholders of record at the close of business on March 12, 2018 will be asked to vote on the following matters:

Proposal	Description of Proposal	Board Recommendation
Proposal 1	Election of three Class I directors named in the attached Proxy Statement	FOR each nominee
Proposal 2	Non-binding advisory vote to approve the compensation of the Company's Named Executive Officers	FOR
Proposal 3	Non-binding advisory vote to ratify the appointment of the Company’s independent registered public accounting firm	FOR
Stockholders will also transact any other business that is properly brought before the Meeting and at any adjournment or postponement of the Meeting. For any other business that is properly brought before the Meeting, the appointed proxies are authorized to vote pursuant to their discretion.
Your vote is important and we encourage you to vote as soon as possible even if you plan to attend the Meeting. Please read the attached Proxy Statement for additional information on the matters we are asking you to vote on.
If you own shares through your bank, broker or other institution or in an account established under the Company’s Deferred Compensation Plan, Retirement Savings Plan, or other plan, you will receive separate instructions on how you can vote the shares you own in those accounts.
Thank you for your investment in Chesapeake Utilities Corporation.
Sincerely,
James F. Moriarty
Senior Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials. This Notice for the Annual Meeting of Stockholders to be held on May 9, 2018, the attached Proxy Statement, our 2017 Annual Report on Form 10-K, and directions to the Annual Meeting are available at www.chpk.com/proxymaterials.

909 Silver Lake Boulevard, Dover, DE 19904 ▪ www.chpk.com ▪ (888) 742-5275

Our Company
Chesapeake Utilities Corporation is a diversified energy company with over $1.4 billion in total assets. We provide superior service to more than 240,000 distribution customers across the Delmarva Peninsula, Florida, Pennsylvania, and Ohio. We are committed to sustainable growth that generates long-term value for our employees, customers, investors, and the communities we serve.

Information about Chesapeake Utilities Corporation and our family of businesses is available at www.chpk.com. You can download our IR App for free through the App Store on an iPhone or iPad, or Google Play on an Android mobile device by searching for "Chesapeake Utilities Corporation."

Our Brand
Our Company's success is a direct result of our brand values.

Our People
The unwavering commitment of our employees to our shared mission, vision and brand energizes us to do our very best for the Company's stakeholders, including employees, customers, investors, and the communities we serve.

The Company's Corporate Governance team was recognized by Corporate Secretary magazine as the 2017 Governance Team of the Year for small to mid-cap sized companies. The team took top honors at the tenth annual Corporate Governance Awards ceremony in New York City on November 9, 2017. The award recognizes our commitment to the highest ethical standards, compliance and best practices in corporate governance, which are embedded in the Company's culture and values.

Stacie Roberts, Director of Corporate Governance, at the Awards ceremony. Photo Courtesy of Corporate Secretary magazine

GLOSSARY OF TERMS

Terms, abbreviations and acronyms, as used in this Proxy Statement.
2015 Cash Plan:	The Company's Cash Bonus Incentive Plan as approved by our stockholders in May 2015
2015 Equity Incentive Award:	An equity incentive award granted by the Compensation Committee pursuant to the SICP for the 2015-2017 performance period
2016 Equity Incentive Award:	An equity incentive award granted by the Compensation Committee pursuant to the SICP for the 2016-2018 performance period
2017 Equity Incentive Award:	An equity incentive award granted by the Compensation Committee pursuant to the SICP for the 2017-2019 performance period
Aspire Energy:	Aspire Energy of Ohio, LLC, a wholly-owned subsidiary of Chesapeake Utilities
Baker Tilly:	Baker Tilly Virchow Krause, LLP, the Company's independent registered public accounting firm, or our external audit firm
Bylaws:	The Company's Amended and Restated Bylaws, as amended effective December 3, 2014
Board:	The Company's Board of Directors
Cash Incentive Award:	A cash incentive award granted by the Compensation Committee pursuant to the 2015 Cash Plan for the 2017 performance period
Chesapeake Utilities or Company:	Chesapeake Utilities Corporation, its divisions and subsidiaries, as appropriate in the context of the disclosure
CHP:	Combined heat and power plant
FW Cook:	Frederic W. Cook & Co., Inc., the Compensation Committee's independent compensation consultant
Deferred Compensation Plan:	A non-qualified, deferred compensation plan under which compensation may be deferred by eligible participants
Delmarva Peninsula:	A peninsula on the east coast of the United States of America occupied by Delaware and portions of Maryland and Virginia
Dodd-Frank Act:	The Dodd-Frank Wall Street Reform and Consumer Protection Act
Eight Flags:	Eight Flags Energy, LLC, a subsidiary of Chesapeake OnSight Services, LLC, which owns and operates a CHP plant on Amelia Island, Florida
EPS:	Earnings per share
ESNG:	Eastern Shore Natural Gas Company, a wholly-owned interstate natural gas transmission subsidiary of Chesapeake Utilities
Exchange Act:	The Securities Exchange Act of 1934, as amended
FASB:	Financial Accounting Standards Board
FPU:	Florida Public Utilities Company, a wholly-owned subsidiary of Chesapeake Utilities
IRS:	Internal Revenue Service
Named Executive Officer or NEO:	Each of the Chief Executive Officer, Chief Financial Officer, and the three additional most highly compensated executive officers employed by the Company at year-end
NYSE:	New York Stock Exchange
PCAOB:	Public Company Accounting Oversight Board
Pension Plan:	A defined benefit pension plan sponsored by the Company
Pension SERP:	An unfunded supplemental executive retirement pension plan sponsored by the Company
Retirement Savings Plan:	The Company's qualified 401(k) retirement savings plan
ROE:	Return on equity
SEC:	Securities and Exchange Commission
SICP:	The Company's 2013 Stock and Incentive Compensation Plan as approved by our stockholders in May 2013
TSR:	Total shareholder return

1 - PROXY STATEMENT

The Board and management look forward to your attendance at Chesapeake Utilities Corporation’s 2018 Annual Meeting of Stockholders (the "Meeting") to be held on May 9, 2018 at 9:00 a.m. Eastern Time. We will gather in the Board Room of PNC Bank, N.A. located at 222 Delaware Avenue, 18th Floor, Wilmington, DE 19801. Whether or not you plan to attend the Meeting, we encourage you to submit your vote on the proposals described below prior to the Meeting using any one of the convenient methods provided in the Voting Information section of this Proxy Statement.

Enclosed are the proxy materials that describe matters to be voted on by the stockholders, and information on the Company and its practices. We ask that you review each matter to be voted on at the Meeting and vote your shares using the methods described in this Proxy Statement. We thank you for your investment in the Company and continuing support as we work together to generate increased stockholder value.

Summary of Proposals and Board Recommendations
This summary is an overview of information that you will find elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Proposal Number	Description	Board of Directors' Vote Recommendation
1	Election of three Class I directors for a three-year term ending in 2021 and until their successors are elected and qualified	FOR each nominee
2	Non-binding advisory vote to approve the compensation of the Company's Named Executive Officers	FOR
3	Non-binding advisory vote to ratify the appointment of the Company's independent registered public accounting firm	FOR

PROPOSAL 1: With respect to Proposal 1, the Board, upon recommendation of the Corporate Governance Committee, has nominated three incumbent directors - Thomas P. Hill, Jr., Dennis S. Hudson, III, and Calvert A. Morgan, Jr. to serve as Class I directors until the 2021 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board recommends that stockholders vote FOR each nominee. As summarized below, these independent directors, along with the entire Board, have a diverse combination of leadership, professional skills, and experience that help drive our business and support our long-term strategic focus.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Experience and Skills
Thomas P. Hill, Jr.	69	2006	Retired Vice President of Finance and Chief Financial Officer, Exelon Energy Delivery Company	Yes	Audit Committee Investment Committee
• Extensive energy industry experience with energy generation, supply portfolios, marketing and delivery
• In-depth knowledge of utility engineering principles and procedures, regulatory environment and utility operations
• Financial and Audit Committee expertise

Dennis S. Hudson, III	62	2009	Chair and Chief Executive Officer, Seacoast National Bank and Seacoast Banking Corporation of Florida	Yes	Audit Committee Compensation Committee	• Extensive public company, leadership, and banking experience • In-depth knowledge of the Florida markets • Financial and Audit Committee expertise
Calvert A. Morgan, Jr.	70	2000	Director and Former Special Advisor, WSFS Financial Corporation; Director and Vice Chair, WSFS Bank; Retired Chair, President & CEO, PNC Bank, Delaware	Yes	Corporate Governance Committee (Chair) Compensation Committee Investment Committee	• Extensive public company, leadership, and banking experience • In-depth knowledge of the markets on the Delmarva Peninsula • Broad knowledge of the business and economic climate in Delaware

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 1

Business Performance. The leadership of the Board and the collective efforts of the Chesapeake Utilities team helped to generate our eleventh year of record earnings in 2017. We have paid dividends to our stockholders without interruption for 57 years. The Board increased the quarterly dividend in 2017 by 6.6% over the prior year reflecting our commitment to stockholder value through dividend growth that is supported by sustainable earnings growth.
Corporate Governance. The Board works diligently to fulfill its fiduciary duties and to act in the best interest of the Company and its stockholders as illustrated by the following corporate governance practices:

•	The Board is comprised of 90% independent directors

•	The Board adopted a director resignation policy in uncontested director elections

•	Directors actively participated in 75% or more of the Board meetings held in 2017

•	The Board reviews our risk management framework and its alignment with our business activities

•	The Board regularly considers succession planning to ensure expertise and experience are aligned with our long-term strategic plan

•	The Board adopted a policy that prohibits directors from serving on more than two other public company boards

•	The Board has access to senior management and independent advisors

•	The Board engages in a comprehensive self-evaluation process for performance during the prior year

•	The Board approves director compensation arrangements to encourage performance that aligns the interests of directors with those of our stockholders
Board Committees. Standing committees assist the Board in carrying out its responsibilities on behalf of stockholders. In 2017, the Audit Committee continued to enhance our risk management program and focus on cybersecurity, as well as compliance efforts across the enterprise, including the new accounting standard on "Revenues from Contracts with Customers" (ASC 606). The Investment Committee evaluated new investments and their alignment with our financial targets. The Corporate Governance Committee and the entire Board helped to lead and inform the collective governance efforts of the Chesapeake Utilities team, which was named the 2017 Governance Team of the Year (small to mid-cap sized companies) by the Corporate Secretary magazine. Also in 2017, the Corporate Governance Committee continued to refine policies and practices and assess evolving governance, regulatory, and industry practices to further enhance our already robust corporate governance culture. The Compensation Committee continued its focus on organizational development as we continue to identify strategic growth initiatives, and actively engaged with our team as we implemented the SEC’s pay ratio rule.
The NYSE required Committees, the Audit, Corporate Governance and Compensation Committees, have adopted the following corporate governance practices:

•	Each Committee is comprised entirely of independent directors, with the Audit Committee comprised of four “financial experts”

•	Each Committee annually reviews its Charter to ensure alignment with evolving Committee responsibilities

•	Each Committee engages in a comprehensive self-evaluation process focused on performance during the prior year

•	Members actively participated in 75% or more of their respective Committee meetings held in 2017

PROPOSAL 2: With respect to Proposal 2, the Board recommends that stockholders vote, on an advisory basis, FOR the approval of the compensation of the Company's Named Executive Officers.
Executive Compensation. In 2017, approximately 97.4% of the votes cast by stockholders “approved” the compensation of the Named Executive Officers. The Compensation Committee considered stockholders’ widespread support for the Compensation Committee’s executive compensation decisions, program and policies, and took into account several other factors in evaluating our executive compensation program as discussed in the Compensation Discussion and Analysis section of this Proxy Statement. The Compensation Committee also reviewed and evaluated information provided by FW Cook, as well as peer group data.
The Compensation Committee focuses on aligning total compensation for the Named Executive Officers with our business objectives, thereby increasing stockholder value. Total compensation for the Named Executive Officers in 2017 is comprised of: (i) base salary, which is a fixed element of compensation and is set at levels to attract and retain executive officers with skills and qualities that align with our culture and strategic goals, and (ii) short-term cash and long-term equity incentive compensation, which are two at-risk elements of compensation that incentivize Named Executive Officers upon the achievement of pre-established financial and non-financial performance metrics over an annual period (in the case of the short-term cash incentive awards), and over a three-year performance period (in the case of the long-term equity incentive awards).

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 2

Our compensation practices include the following:

•
The Compensation Committee is comprised of independent directors who retain discretion over the administration of our executive compensation program and discretion in determining the achievement of performance

•	The Compensation Committee retains an independent compensation consultant who advises on our executive compensation program and other matters

•	The Compensation Committee annually reviews the executive compensation program to ensure alignment with the Company's objectives

•
The executive compensation program uses multiple performance measures that focus on both short-term performance, as well as long-term execution of our strategic plan, and features a cap on the maximum amount that can be earned for any performance period

•	The Compensation Committee considers peer group and benchmarking data in its review of the executive compensation program

•	Executive compensation is tied to performance, thereby aligning a significant portion of compensation with the interests of stockholders

•	Executive officers are evaluated using a variety of quantitative metrics, including TSR relative to a peer group under the long-term incentive plan

•	Executive officers are subject to a compensation recovery policy

•
Executive officers participate in the same benefits that are available to other employees, have a cap on their life insurance benefit, and receive no perquisites other than a Company vehicle that is available for personal use, but which is treated as compensation

•	Executive officers do not receive excise tax gross-up protections

•	Executive officers do not receive additional compensation or additional future years of service under the non-qualified defined benefit pension plan

•	Executive officers receive dividends on equity incentive awards only to the extent the awards are earned and in proportion to the shares actually earned

•	Executive officers may not engage in hedging transactions and may not pledge any Company stock

•	Executive officers are subject to a double-trigger change-in-control vesting provision under the SICP

PROPOSAL 3: With respect to Proposal 3, the Board recommends a vote FOR the ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Company's independent registered public accounting firm for 2018. On February 26, 2018, the Audit Committee approved the reappointment of Baker Tilly to serve as our external audit firm for 2018. Baker Tilly (independently or through a legacy firm) has served as the Company's external audit firm since 2007.  In determining whether to reappoint Baker Tilly as our external audit firm, the Audit Committee took into consideration several factors, including an assessment of the professional qualifications and past performance of the Lead Audit Partner and the audit team, the quality and level of transparency of the Audit Committee’s relationship and communications with Baker Tilly, and the length of time the firm has been engaged. The Audit Committee considered, among other things, Baker Tilly’s expanding utility practice and the knowledge and skills of Baker Tilly’s auditing experts that would be providing services to the Company. In 2017, each member of the Audit Committee, as well as members of management and Internal Audit completed an evaluation of the quality of the audit services rendered in 2016. The Audit Committee analyzed the results of the assessment, which provided the Audit Committee with additional insight into the effectiveness and objectivity of the external audit firm. The Chair of the Audit Committee and the Chief Financial Officer communicated the results of the evaluation process to Baker Tilly’s Lead Audit Partner. We will be undertaking the same process in 2018 for 2017.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 3

Voting Information
Meeting Time, Date and Location

The Meeting will be held at 9:00 a.m. Eastern Time on Wednesday, May 9, 2018, in the Board Room of PNC Bank, N.A., 222 Delaware Avenue, 18th Floor, Wilmington, Delaware 19801.
Who May Vote

Holders of the Company's common stock at the close of business on March 12, 2018, the record date established by the Board, are entitled to vote at the Meeting. As of the record date, there were 16,361,720 shares of our common stock outstanding. These shares of common stock are our only outstanding class of voting equity securities. Each share of common stock is entitled to one vote on each matter submitted to the stockholders for a vote. The Company's Named Executive Officers and directors, collectively, have the power to vote 4.20 percent of these shares.
Proposals Requiring Your Vote

The proposals to be voted on at the Meeting are provided below, along with the required vote for each proposal to be adopted, and the effect of abstentions and broker non-votes on the proposal. The Named Executive Officers and directors intend to vote their shares of common stock FOR each nominee in Proposal 1 and FOR each of Proposals 2 and 3.

Proposal	Description of Proposal	Board Recommendation	Vote Required for the Proposal to be Adopted	Effect of Abstentions	Effect of Broker Non-Votes
Proposal 1	Election of three Class I directors to serve three-year terms ending in 2021 and until their successors are elected and qualified	FOR each nominee	Plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote at the meeting	No effect	No effect
Proposal 2	Non-binding advisory vote to approve the compensation of the Company's Named Executive Officers	FOR	Approved, on a non-binding advisory basis, if a majority of the shares present in person or represented by proxy and entitled to vote support the proposal	Treated as votes against proposal	No effect
Proposal 3	Non-binding advisory vote to ratify the appointment of the Company's independent registered public accounting firm	FOR	Approved, on a non-binding advisory basis, if a majority of the shares present in person or represented by proxy and entitled to vote support the proposal	Treated as votes against proposal	Brokers have discretion to vote

The appointed proxies will vote pursuant to their discretion on any other matter that is properly brought before the Meeting and at any adjournment or postponement of the Meeting in accordance with our Bylaws. The Company is not aware of any other matter to be presented at the Meeting.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 4

Voting Instructions

Stockholders of Record. If you are a registered stockholder, your proxy card will be voted at the Meeting if it is properly submitted and not subsequently revoked. If your proxy card is incomplete or if you do not provide instructions with respect to any of the proposals, your proxy card will be voted in line with management's and the Board's recommendation for each Proposal and pursuant to the appointed proxy's discretion for any other business properly brought before the Meeting. If your proxy card is unclear as to how you intended to vote (e.g., multiple selections are made for one proposal), your proxy will be voted pursuant to the discretion of the appointed proxy.
Beneficial Ownership. If you held shares of our common stock through a bank, broker, trustee, nominee, or other institution (called “street name”) on March 12, 2018, you are entitled to vote on the matters described in this Proxy Statement. You will receive this Proxy Statement, any other solicitation materials, and voting instructions through your bank, broker, trustee, nominee, or institution. If you do not provide voting instructions, your shares may constitute “broker non-votes” on certain proposals. Generally, broker non-votes occur on a non-routine proposal where a broker is not permitted to vote on that proposal without instructions from the beneficial owner. Broker non-votes are counted as present for purposes of determining whether there is a quorum, but are not counted for purposes of determining whether a matter has been approved. If you properly submit a proxy card, but do not provide voting instructions, your institution will not be permitted to vote your shares on Proposal 1 - election of directors and Proposal 2 - non-binding advisory vote to approve the compensation of the Company's Named Executive Officers. However, your institution will be able to vote your shares on Proposal 3 - non-binding advisory vote to ratify the appointment of our independent registered public accounting firm. As a result, if you do not provide voting instructions to your institution, your shares will have no effect on the outcome of Proposals 1 and 2. We will reimburse the institutions for reasonable expenses incurred in connection with their solicitation. If you plan to attend the Meeting, you will need to bring a valid proxy from your institution if you intend to vote your shares at the Meeting.
Methods Available for Voting

Your vote is important and we encourage you to vote as soon as possible, even if you plan to attend the Meeting. You may attend the Meeting and deliver your proxy card in person before voting is declared closed at the Meeting. You may vote at the Meeting even if you submitted your proxy using any of the methods below. Each of these voting methods are available 24/7 for your convenience. Please have your Proxy Card available when voting.
If you own shares through your bank, broker or other institution or in an account established under the Company’s Deferred Compensation Plan, Retirement Savings Plan, or other plan, you will receive this Proxy Statement, other solicitation materials, and voting instructions from your representative on how you can vote the shares you own in those accounts.
Signing the Proxy - Stockholder Representatives or Joint Stockholders

If you are an authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity, you should sign the accompanying proxy card in the entity name and indicate your name and title. If you are an agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder, you should also indicate your title with your signature. If you own stock with multiple parties, each party should sign the proxy card. If stock is registered in the name of a decedent and you are an executor, or an administrator, of the decedent’s estate, you should sign the accompanying proxy card, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 5

2 - PROPOSALS

Proposal 1
ELECTION OF DIRECTORS
The Board recommends a vote FOR each of the director nominees.
The Board, upon recommendation of the Corporate Governance Committee, nominated three incumbent directors - Thomas P. Hill, Jr., Dennis S. Hudson, III, and Calvert A. Morgan, Jr. The Board has a diverse combination of leadership, professional skills, and experience that help drive our business and support our long-term strategic focus.

Board Composition and Voting

General Information. The Board consists of ten directors divided into three classes. Directors are elected to serve three-year terms by a plurality of the votes cast by the holders of the shares present in person or represented by proxy and entitled to vote at the Meeting. Our director resignation policy, which is set forth in our Corporate Governance Guidelines, applies when a director nominee receives more “withhold” votes than “for” votes in an uncontested director election at a stockholder meeting.
Voting for Director Nominees. Each share of our common stock is entitled to one vote. You may authorize a proxy to vote your shares on the election of directors. A proxy that withholds authority to vote for a particular nominee will count neither for nor against the nominee.
Nominees for Election

Director Nomination Process. Prior to nominating directors, the Corporate Governance Committee considers each candidate selected and the criteria described under the Board of Directors section of this Proxy Statement. The Corporate Governance Committee considers each individual candidate in the context of the Board as a whole with the objective of nominating individuals who the Corporate Governance Committee believes will contribute to the Company’s success as a result of their education, job experience, industry knowledge, market knowledge and expertise. The Corporate Governance Committee seeks individuals who demonstrate integrity, judgment, leadership and decisiveness in their business dealings. The Corporate Governance Committee also seeks individuals who, with the other directors, will give the Board a diverse combination of leadership, professional skills and experience that help drive our business and support our long-term strategic focus. Directors should be able to commit the requisite time for preparation and attendance at Board and Committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance. The Board reflects a broad range of leadership, professional skills and experience; corporate governance and board service experience; experience in the markets in which we conduct business; economic and financial expertise; industry experience; public affairs experience; academia experience; and entrepreneurism.
Director Nominations.  The Board, upon recommendation of the Corporate Governance Committee, nominated the following three incumbent directors - Thomas P. Hill, Jr., Dennis S. Hudson, III, and Calvert A. Morgan, Jr. If elected, these directors will serve as Class I directors until the 2021 Annual Meeting of Stockholders and until their successors are elected and qualified. If, prior to the election, any of the nominees become unable or unwilling to serve as a director of the Company (an eventuality that we do not anticipate), all proxies will be voted for any substitute nominee who may be designated by the Board based on the recommendation of the Corporate Governance Committee.
Director Family Relationships. There are no family relationships among any of our directors, nominees for directors, or executive officers.
Director Biographies, Key Attributes, Experience and Skills. Descriptions of the director nominees and continuing director's principal occupation and employment, principal business, affiliations, and other business experience during the past five years are provided beginning on the next page.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 6

DIRECTOR NOMINEES - CLASS I - TERMS EXPIRE IN 2021
THOMAS P. HILL, JR.

Mr. Hill retired in 2002 from Exelon Corporation where he served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company.  Exelon Corporation is an electric utility that provides energy generation, power marketing and energy delivery.  Mr. Hill previously served as Vice President and Controller for PECO Energy, a predecessor company of Exelon Corporation, and held various senior financial, senior managerial, and other positions during his tenure which began in 1970.  Mr. Hill is a Trustee at Magee Rehabilitation Hospital, a member of the Thomas Jefferson University hospital system, and serves as Chair of the Audit Committee, and member of the Finance and Investment Committee.  He is also a Trustee of the Magee Rehabilitation Foundation and Trustee of Abington Memorial Hospital.  He served on the Audit Committee for Jefferson Health System, Inc. until its corporate restructuring in 2014.

Director since 2006 Independent Director Age 69 Audit Committee Member and Financial Expert Investment Committee Member

Key Attributes and Skills:
• Extensive energy industry experience with energy generation, supply portfolios, marketing and delivery
• In-depth knowledge of utility engineering principles and procedures, regulatory environment and utility operations
• Financial and Audit Committee expertise

DENNIS S. HUDSON, III

Mr. Hudson has served as Chief Executive Officer and Chairman of the Board of Seacoast National Bank, and Seacoast Banking Corporation of Florida since 1998 and 1992, respectively. He is the former President and Chief Operating Officer of these entities and has held various managerial positions. Mr. Hudson served as a Director and member of the Audit Committee of FPU prior to its acquisition by Chesapeake Utilities. He is a Trustee, member of the Audit Committee, and Chair of the Nominating Committee of Penn Capital Funds. He serves on the Boards of the Martin Health System, Community Foundation of Palm Beach and Martin Counties, and Visiting Nurses Association of Florida. Mr. Hudson previously served on the Boards of Helping People Succeed and the United Way of Martin County, as well as serving as Chair of the Economic Council of Martin County and member of the Miami Board of Directors of the Federal Reserve Bank of Atlanta.

Director since 2009 Independent Director Age 62 Audit Committee Member and Financial Expert Compensation Committee Member
Key Attributes and Skills: • Extensive public company, leadership, and banking experience • In-depth knowledge of the Florida markets • Financial and Audit Committee expertise

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 7

CALVERT A. MORGAN, JR.

Mr. Morgan is a member of the Board and former special advisor to WSFS Financial Corporation, a multi-billion dollar financial services company. He also serves as a member of the Board and Vice Chair of its principal subsidiary, WSFS Bank. Mr. Morgan is the retired Chair of the Board, President and Chief Executive Officer of PNC Bank, Delaware. He is a member of the Delaware Economic and Financial Advisory Council which provides advice to the Governor and Secretary of Finance on financial and economic conditions involving the State. Mr. Morgan previously served as Chair of the Delaware Business Roundtable, and continues to serve as a Trustee of Christiana Care Corporation.

Director since 2000 Independent Director Age 70 Corporate Governance Committee Chair Compensation Committee Member Investment Committee Member

Key Attributes and Skills:
• Extensive public company, leadership, and banking experience
• In-depth knowledge of the markets on the Delmarva Peninsula
• Broad knowledge of the business and economic climate in Delaware

CONTINUING DIRECTORS - CLASS II - TERMS EXPIRE IN 2019
EUGENE H. BAYARD

Mr. Bayard is a partner with the law firm of Morris James Wilson Halbrook & Bayard in Georgetown, Delaware. He was a partner with the predecessor law firm of Wilson Halbrook & Bayard where he has served clients since 1974. Mr. Bayard serves in numerous business and community board capacities including: Delaware State Fair, Inc.; Chair of Harrington Raceway & Casino; O.A. Newton & Son Company; J.G. Townsend Jr. and Company; Sussex County Advisory Board for Wilmington Savings Fund Society; Delaware Wild Lands, Inc.; Mid-Del Charitable Foundation; and Delaware Volunteer Firefighter's Association. Mr. Bayard previously served as a member of the Board of the Delaware Community Foundation.

Director since 2006 Independent Director Age 71 Corporate Governance Committee Member

Key Attributes and Skills:

• Extensive expertise in the Delaware legal community, home of the nation’s preeminent forum for Delaware corporations and other business entities
• Established relationships with colleagues and members of the community throughout the Delmarva Peninsula
• In-depth knowledge of legal, regulatory, and corporate governance practices

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 8

PAUL L. MADDOCK, JR.

Mr. Maddock is the Chief Executive Officer and Manager of Palamad, LLC, a real estate holding company located in Palm Beach, Broward, and Dade counties. Mr. Maddock is a member of the Board, Corporate Governance, and Executive Committees of W.C. & A.N. Miller Company, a real estate company in Washington, D.C. He served as a Director and member of the Audit, Compensation and Executive Committees of FPU prior to its acquisition by Chesapeake Utilities. He previously served as Director, Audit Committee Chair, and Executive Committee member of Lydian Bank and Trust, as well as a member of the Boards of PRB Energy, Inc., Wachovia Bank of Florida, 1st United Bank and Trust, and Island National Bank and Trust. Mr. Maddock is also President of THRIFT, Inc., a Palm Beach charitable organization, and is a former Director of the Good Samaritan Hospital.

Director since 2009 Independent Director Age 68 Corporate Governance Committee Member
Key Attributes and Skills: • Extensive public company and utility experience • Expertise in a broad range of real estate matters • In-depth knowledge of the Florida economy

MICHAEL P. MCMASTERS

Mr. McMasters has served as President and Chief Executive Officer of Chesapeake Utilities Corporation since March 2010 and January 2011, respectively.   Mr. McMasters joined the Company in 1980 and since that time has served as Executive Vice President and Chief Operating Officer, Chief Financial Officer, Senior Vice President, Vice President, Treasurer, Director of Accounting and Rates, and Controller.   His oversight and vision has successfully guided the development and execution of the Company's strategic plan.  Under Mr. McMasters’ leadership, the Company has grown from a $395 million market capitalization at the end of 2010 to approximately $1.3 billion on December 31, 2017.  In 2013, Mr. McMasters was the recipient of the Top Workplace - Top Leadership Award among mid-cap sized companies in Delaware.  He is a member of the Board of the American Gas Association and a member of the Delaware Business Roundtable, which focuses on the business and economic climate of Delaware.

Director since 2010 Chesapeake Utilities Management Team Age 59 Investment Committee Chair

Key Attributes and Skills:

• Extensive financial, regulatory and industry experience
• Extensive leadership and strategic foresight evidenced by the Company's growth from $395 million market capitalization at the end of 2010 to approximately $1.3 billion at the end of 2017
• Broad knowledge of the business and economic climate in our service territories

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CONTINUING DIRECTORS - CLASS III - TERMS EXPIRE IN 2020
THOMAS J. BRESNAN

Mr. Bresnan is an entrepreneur who owns and has served as President of the Accounting & Business School of the Rockies, and also of Denver Accounting Services since 2012 and 2014, respectively. He is President of Global LT, a language and cross-cultural training company and has served as a member of its Board since 2014. From 2008-2012, Mr. Bresnan served as a majority stockholder, President and Chief Executive Officer of Schneider Sales Management, LLC. He previously served as a member of the Board, and President and Chief Executive Officer of New Horizons Worldwide, Inc., an information technology training company. He has also served as President of Capitol American Life Insurance, Chief Financial Officer at Capitol American Finance, and has held positions at Arthur Andersen & Co.

Director since 2001 Independent Director Age 65 Audit Committee Chair and Financial Expert Investment Committee Member

Key Attributes and Skills:

• Extensive leadership, technology, sales and marketing experience
• In-depth experience in acquisitions and the post integration process
• Financial and Audit Committee expertise

RONALD G. FORSYTHE, JR.

Dr. Forsythe has served as Chief Executive Officer of Qlarant Corporation since July 2015.  Qlarant Corporation previously operated as Quality Health Strategies until its comprehensive rebranding and new name formation in February 2018.  He served as President of Quality Health Strategies from July 2015 until February 2018 and as its Chief Operating Officer from 2012-2015.  He previously served as Chief Information Officer and Vice President of Technology and Commercialization at the University of Maryland Eastern Shore, and as an IT consultant for a large water and wastewater utility.  He has served as a member of the Regional Advisory Board of Branch Banking and Trust Company, the Board of the Peninsula Regional Medical Center Foundation, and on the Higher Education Advisory Boards for Sprint Corporation and Gateway Computers. Dr. Forsythe also previously served as a member of Quality Health Foundation, and Horizons® at the Salisbury School.  He is a NACD Board Leadership Fellow and was recognized by Savoy Magazine as one of 2017’s Most Influential Black Corporate Directors.

Director since 2014 Independent Director Age 49 Audit Committee Member and Financial Expert

Key Attributes and Skills:
• Extensive experience in leadership, organizational positioning, energy, community engagement, and technology including cybersecurity
• Established relationships with colleagues and members of the community throughout the Delmarva Peninsula
• Financial and Audit Committee expertise

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DIANNA F. MORGAN

Ms. Morgan retired in 2001 from Walt Disney World Company where she served as Senior Vice President of Public Affairs and Human Resources. She previously oversaw the Disney Institute - a leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world. Ms. Morgan is a member of the Boards of Marriott Vacations Worldwide Corporation, CNL Healthcare Properties, Inc., and Hersha Hospitality Trust. Ms. Morgan is the past Chair of the Board of Trustees for the University of Florida, Orlando Health, and the National Board for the Children’s Miracle Network, as well as a former member of the Boards of CNL Hotel & Resorts, and CNL Bancshares, Inc.

Director since 2008 Independent Director Age 66 Compensation Committee Chair

Key Attributes and Skills:
• Extensive public company, leadership development, and organizational culture experience
• Expertise in human capital, public affairs and the customer experience
• In-depth knowledge in media relations and government relations

JOHN R. SCHIMKAITIS

Mr. Schimkaitis retired in 2010 from Chesapeake Utilities and is our immediate past President and Chief Executive Officer. He previously served as Executive Vice President and Chief Operating Officer of the Company and held various other financial and managerial positions throughout his career at Chesapeake Utilities from June 1984 - December 2010. His leadership, business acumen and astute skills successfully led the Company through a period of diversification and growth, including the execution in 2009 of the Company's largest acquisition. Mr. Schimkaitis has served as Chair of the Board of Chesapeake Utilities since 2015 and was Vice Chair of the Board from 2010-2015.

Director since 1996 Independent Director Age 70 Chair of the Board Investment Committee Member

Key Attributes and Skills:

• Extensive financial, regulatory and industry experience
• Extensive leadership and strategic foresight evidenced by our growth from $95 million market capitalization at the end of 1999 to approximately $395 million at the end of 2010
• In-depth knowledge of the markets in Florida and on the Delmarva Peninsula

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Proposal 2
NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

The Board recommends that stockholders vote FOR the approval of the compensation of the Company's Named Executive Officers.
We promote a pay-for-performance culture by designing an executive compensation program that includes base salary, as well as short and long-term performance-based incentive awards. Our Compensation Committee focuses on aligning total compensation with our business objectives thereby increasing stockholder value.

Say-on-Pay

General Information. Although the Compensation Committee is directly responsible for the oversight and administration of our executive compensation program, we are providing you with the means to express your view on this matter. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Compensation Committee or the Board. As an advisory vote, this proposal is non-binding on us. However, the Board values the opinions that our stockholders express in their votes and may consider the outcome of the vote when making future executive compensation decisions.
The advisory resolution below, commonly known as a "say-on-pay" proposal, provides you the opportunity to express your views on our executive compensation program for the Company's Named Executive Officers. The resolution is required by Section 14A of the Exchange Act. We ask you to vote FOR the following resolution:
"RESOLVED, that the stockholders of Chesapeake Utilities Corporation approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement for the 2018 Annual Meeting of Stockholders."
Voting for the Approval of the Compensation of the Company's Named Executive Officers. Each share of our common stock is entitled to one vote. Proposal 2 will be deemed to be approved, on an advisory basis, if a majority of the Company's outstanding common stock present in person or represented by proxy and entitled to vote affirmatively votes in favor of this proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of the advisory vote.
Compensation Committee Role

General Information. The Compensation Committee is responsible for the oversight and administration of the Company's executive compensation program. The Compensation Committee designs, recommends to the Board for adoption, and administers all of the policies and practices related to executive compensation. The Committee, to the extent that it deems appropriate (and, in the case of any of the Company's employee benefit plans, to the extent permitted by the plan), may delegate the day-to-day administration of matters under its authority to employees of the Company, or a subcommittee, subject in all cases to the Committee's oversight responsibility.
Independence of Committee Members. On February 27, 2018, the Board determined that none of the Compensation Committee members had any material relationship with the Company in accordance with the NYSE Listing Standards and with the Company's Corporate Governance Guidelines on Director Independence (the "Independence Guidelines"), which are more stringent than the NYSE Listing Standards. Thus, each member of the Compensation Committee is independent, and, other than in their capacity as a director and member of the Compensation Committee and other Board committees, has no other relationship or arrangement with us or any of the Named Executive Officers.
Philosophy and Design of Executive Compensation Program. The philosophy of our current executive compensation program is provided in detail in the Compensation Discussion and Analysis section of this Proxy Statement. The section also provides stockholders with comprehensive information on the design of our executive compensation program, as well as the mix of compensation that the Compensation Committee believes aligns the financial interests of the Named Executive Officers with the interests of our stockholders. During the Compensation Committee’s annual review of executive compensation, it considers several elements of the executive compensation program, including, but not limited to: (i) the effectiveness of the program in attracting and retaining highly qualified individuals that have a solid foundation and comprehensive perspective of the Company, its operations and competitive environment; (ii) the complex nature of our operations as a diversified energy company; and (iii) the long-term focus on our strategic planning process.

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Additional information on our executive compensation program, including tables and accompanying narratives, is available in the Executive Compensation section of this Proxy Statement. The executive compensation program is centered on creation of stockholder value, evidenced by the payment of consecutive annual dividends to stockholders for 57 years and the Company's earnings performance over many years. The dedication of our employees and the commitment and leadership of the Company's Named Executive Officers have driven the Company's growth, in terms of market capitalization, from $95 million at the end of 1999 to approximately $1.3 billion as of December 31, 2017. Over one, three, five, ten and twenty year periods, stockholders have earned more than 13.5% annually on their investment in the Company.
The Compensation Committee promotes a pay-for-performance culture to further align executive interests with the long-term interests of stockholders. The executive compensation program designed by the Compensation Committee places a majority of the Named Executive Officers’ target total direct compensation at risk. Under the current executive compensation program, each executive officer is eligible to receive an equity incentive award based on the achievement of pre-established long-term performance metrics. This equity incentive award comprises the largest performance-based component of each Named Executive Officer's compensation. The Compensation Committee works directly with FW Cook, its independent compensation consultant, in designing the executive compensation program. In December 2016, FW Cook provided the Compensation Committee with a market analysis to assess the competitiveness of total compensation for the Named Executive Officers for 2017 as further discussed in the Compensation and Discussion Analysis and Executive Compensation sections of this Proxy Statement. The report compared the Company's compensation against market data for the Company's peer group, as well as market information from published survey sources. The independent compensation consultant’s report concluded that: (i) Named Executive Officer compensation is within a competitive range of market median for the Company's peer group; and (ii) the executive compensation program promotes a culture of pay-for-performance as a majority of the Named Executive Officers’ compensation is at risk.
Compensation Committee Practices. The Compensation Committee utilizes the following practices to ensure that our executive compensation program remains fair, reasonable and competitive while also aligning total compensation to our business objectives and performance. These practices include, but are not limited to:

•	The Compensation Committee retains discretion in administering all awards and performance goals, and determining performance achievement;
•	Each incentive award features a cap on the maximum amount that can be earned for any performance period;
•
Dividends on the equity incentive awards accrue in the form of dividend equivalents during the performance period and are only paid to the Named Executive Officers if the awards are earned and then only in proportion to the actual shares earned;

•	Stock ownership requirements are in place for Named Executive Officers;
•
Each Named Executive Officer is subject to a compensation recovery policy that requires the repayment by the executive if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate;

•	The Company does not provide excise tax gross-up protections;
•
The Pension SERP is a traditional plan that covers compensation not included in the qualified plans as a result of IRS compensation limitations. This plan does not provide benefits to the Named Executive Officers and does not factor in additional compensation or additional future years of service;

•
With the exception of Company vehicles that are available for personal use, but which are treated as compensation to the Named Executive Officers, there are no perquisites. Named Executive Officers participate in the same benefits that are available to other employees of the Company; and

•	The life insurance benefit provided to employees of the Company is capped at $500,000, which limits the benefit to highly compensated individuals.

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Proposal 3
NON-BINDING ADVISORY VOTE TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends a vote FOR the ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for 2018.

Prior to the reappointment of Baker Tilly, the Audit Committee considered factors such as Baker Tilly's professional qualifications, past performance, quality and level of transparency, expanding utility practice, internal annual evaluations, as well as the length of time the firm has been engaged.

Appointment of External Audit Firm

The Audit Committee is solely responsible for the appointment, oversight, retention, and termination of the work of the Company's independent registered public accounting firm (also referred to in this Proxy Statement as “external audit firm”), including the approval of all engagement fees, terms, and the annual audit plan. On February 26, 2018, the Audit Committee approved the reappointment of Baker Tilly to serve as our external audit firm for 2018.  Baker Tilly (independently or through a legacy firm) has served as the Company’s external audit firm since 2007.  In determining whether to reappoint Baker Tilly as the Company’s external audit firm, the Audit Committee took into consideration several factors, including an assessment of the professional qualifications and past performance of the Lead Audit Partner and the audit team, the quality and level of transparency of the Audit Committee’s relationship and communications with Baker Tilly, and the length of time the firm has been engaged. The Audit Committee considered, among other things, Baker Tilly’s expanding utility practice and the knowledge and skills of Baker Tilly’s auditing experts that would be providing services to the Company.
Evaluation of External Audit Firm

The Audit Committee previously established criteria and procedures used to evaluate the quality of the audit services. The evaluation focuses on the qualifications and performance of Baker Tilly; the quality and candor of the external audit firm’s communications with the Audit Committee and Company management; and the external audit firm’s independence and objectivity. In 2017, each member of the Audit Committee, as well as members of management and Internal Audit completed an evaluation of the quality of the audit services rendered in 2016. The questions were specifically developed for each respondent given his or her relationship with the external audit firm. The Audit Committee analyzed the results of the assessment, which provided the Audit Committee with additional insight into the effectiveness and objectivity of the Company's external audit firm. The Chair of the Audit Committee and the Chief Financial Officer communicated the results of the evaluation process to Baker Tilly’s Lead Audit Partner. We will be undertaking the same process in 2018 for 2017.

The Audit Committee takes additional measures to ensure the audit team is independent and has the experience to facilitate an audit of the highest quality. These measures include, but are not limited to: (i) independently meeting with the external audit firm to discuss communications and other appropriate matters, (ii) pre-approving the audit and non-audit services performed by the external audit firm in order to assure that they do not impair the auditor’s independence, (iii) overseeing the process for the rotation of the Lead Audit Partner to ensure the Lead Audit Partner has the knowledge, experience and quality to sustain the integrity of the Company’s audits and the requisite knowledge of the Company’s business and expected areas of future growth, and (iv) periodically overseeing the process to solicit proposals from external audit firms to review, among other things, the experience, qualifications, technical abilities, and competitiveness of the audit fees prior to appointment of the external audit firm.
Non-Binding Advisory Vote to Ratify the External Audit Firm

Although the NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the external audit firm, we are providing you with the means to express your view on this matter. While this vote is not binding, in the event that stockholders fail to ratify the appointment of Baker Tilly, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion may direct the appointment of a different external audit firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

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Each share of our common stock is entitled to one vote. Proposal 3 will be deemed to be approved, on an advisory basis, if a majority of the Company's outstanding common stock present in person or represented by proxy and entitled to vote affirmatively votes in favor of this proposal. Abstentions will have the same effect as a vote against this proposal. Broker will have discretion to vote on this proposal.
A representative from Baker Tilly will be present at the Meeting and available to respond to appropriate questions. A formal statement will not be made.

3 - AUDIT RELATED MATTERS

Audit Committee Report
To the Stockholders of Chesapeake Utilities Corporation:

This Audit Committee Report is provided by the Audit Committee of the Board of Directors and pertains to the Company’s audited financial statements for the year ended December 31, 2017. Prior to the issuance of the Company’s unaudited quarterly financial statements and audited annual financial statements, we reviewed and discussed the earnings press releases, consolidated financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, the Company’s internal auditors, and the independent external auditors.  We also reviewed the Company’s policies and practices with respect to financial risk assessment, as well as conferred with the audit firm, Baker Tilly Virchow Krause, LLP ("Baker Tilly"), on the matters required to be discussed by applicable audit standards adopted by the Public Company Accounting Oversight Board (the "PCAOB"), including the Auditing Standard No. 1301, Communications with Audit Committees (“AS No. 1301”), which was originally adopted as Auditing Standard No. 16, Communications with Audit Committees ("AS No. 16"), but was renumbered effective December 31, 2016.
We discussed with Baker Tilly the overall scope and plan for their audit and approved the terms of their engagement letter.  We also reviewed the Company's internal audit plan.  We met with Baker Tilly and with the Company's internal auditor, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluation of the Company’s internal controls and the overall quality and integrity of the Company’s financial reporting.  The Committee has received the written disclosures and the letter from Baker Tilly required by applicable requirements of the PCAOB regarding Baker Tilly’s communications with the Committee concerning independence, and has discussed with Baker Tilly its independence. Based on the Committee’s review and the discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission (“SEC”).
The information in this Audit Committee Report shall not be considered to be “soliciting material” or be “filed” with the SEC, nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference. This report is provided by the following independent directors, who comprise the Audit Committee:

THE AUDIT COMMITTEE

Thomas J. Bresnan, Chair	Ronald G. Forsythe, Jr.	Thomas P. Hill, Jr.	Dennis S. Hudson, III

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Fees and Services of the Company's Independent Auditors
The following provides information on fees for professional services rendered by Baker Tilly for the two years ended December 31, 2017 and 2016.
Audit Fees

The aggregate fees that Baker Tilly billed to the Company and its subsidiaries in 2017 and 2016 totaled $864,419 and $851,748, respectively. Fees for professional services rendered included fees associated with assessing the implementation of the new revenue recognition standard, ASC 606, in 2017; matters in connection with the audits of the financial statements included in our Annual Reports on Form 10-K; the reviews of the financial statements included in our Quarterly Reports on Form 10-Q; the audits of certain of our subsidiaries or operations typically performed for statutory and regulatory filings or engagements; the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, including the testing of Aspire Energy's internal controls; and the issuance of their consents associated with our registration statements that were filed with the SEC during those two years. In 2016, Baker Tilly also issued a comfort letter in connection with the Company's issuance of shares of common stock, which raised net proceeds of $57.4 million.
Audit-Related Fees, Tax and Other Fees

The aggregate fees billed for audit-related services were $165,520 and $80,183 for 2017 and 2016, respectively. During 2017 and 2016, Baker Tilly performed annual audits on our benefit plans for the plan years ended December 31, 2016 and 2015, respectively. Fees for professional services rendered in 2017 and 2016 also included services performed in connection with our business development opportunities. The Company did not engage Baker Tilly to provide any tax services or any services other than those described above.
Audit and Non-Audit Services Pre-Approval Policies and Procedures

The Audit Committee pre-approves the audit and non-audit services performed by the Company's external audit firm in order to assure that they do not impair the external audit firm’s independence. The Audit Committee may also pre-approve tax services provided by the external audit firm, if any. In November 2017, the Audit Committee reviewed its Audit and Non-Audit Services Pre-Approval Policy and made no changes. Under this policy, the Audit Committee may pre-approve specific services in advance or may pre-approve one or more categories of audit and non-audit services. For all proposed services, the Audit Committee will, among other things, consider whether the external audit firm is the best positioned to provide the proposed services most effectively and efficiently based on its familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the services are likely to enhance our ability to manage or control risk or improve audit quality. The Audit Committee may establish ceilings on the level of fees and costs of generally pre-approved services that may be performed.
The Audit Committee has delegated to the Chair of the Audit Committee (who may delegate authority to any other member of the Audit Committee) authority to pre-approve up to $40,000 in audit and non-audit services, which authority may be exercised when the Audit Committee is not in session. At least annually, the external audit firm is required to report to the Audit Committee on the specific services provided and the amounts that have been paid to the external audit firm. The Chief Financial Officer is required to report to the Audit Committee on the specific services provided and the amounts paid by the Company. The Company's Internal Audit team is responsible for monitoring and reporting on the performance of all services provided by the external audit firm and to determine whether these services are in compliance with the Audit Committee’s policy. In 2017 and 2016, the Audit Committee approved 100 percent of all audit and non-audit services provided to the Company by Baker Tilly.

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4 - BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors
Board Oversight. The Board is elected by the Company's stockholders to oversee the direction and strategy of the business that is being carried out by management and to ensure that the Company continues to operate in the best interests of all stakeholders. On behalf of our stockholders, the Board and its Committees monitor corporate performance, the integrity of financial controls, and the effectiveness of our compliance and risk management programs including cybersecurity. The Board also oversees plans for the succession of key executives and is integrally involved in the strategic planning and capital budget processes, as well as establishing key financial and operational metrics. This year-round oversight process is facilitated through the diversity of our Board who has a broad range of personal and professional skills, experience and expertise in leadership, corporate governance, board service, energy, economics, finance, public affairs, academia, and entrepreneurism. The Board is also comprised of a majority of directors who have served as chief executive officers at other organizations and bring skillful business acumen to the boardroom. Collectively, the incumbent Board has a vast amount of diverse experience and established personal and professional relationships in the communities we serve. The leadership of the Board and the collective efforts of the Chesapeake Utilities team helped to generate our eleventh year of record earnings in 2017.
Board Culture. The Board has a strong boardroom culture that enables directors to openly express their opinions in the boardroom and engage in open dialogue. Directors are strongly encouraged to attend the Board and Committee meetings, as well as the Annual Meeting of Stockholders. In 2017, all of the directors attended the Annual Meeting of Stockholders. Each director actively participated in 75% or more of Board and Committee meetings held in 2017. The Board held six meetings during 2017. Board and committee meetings were held in several of our service territories enabling the Board to remain connected with employees, customers, stockholders, and the communities we serve. Each independent director has access to our Chief Executive Officer and other members of the management team and may request agenda topics to be discussed in more detail at meetings of the full Board or one of its Committees.
Director Nominations. Throughout the year, the Corporate Governance Committee evaluates board composition and board succession, including practices benchmarked against our peer companies, the S&P 500 and the top 100 U.S. public companies. The Committee considers a range of practices, including the average age of directors, tenure, retirement policies, and diversity. The Committee discusses the Board’s current profile in the context of the Board as a whole over the near and long-term, and the skills and attributes that help inform our strategic plan. The Committee also considers feedback received during the Board evaluation process. The process may lead to the vetting of potential board candidates who we receive through contacts in the business, civic and legal communities and a variety of other sources or by third-party business partners.
Stockholders may also nominate candidates for consideration by the Committee if they satisfy all of the requirements in our Bylaws, Corporate Governance Committee's Charter, and our Director Eligibility Guidelines. Stockholder submissions to nominate a candidate for election as a director must be sent in writing to our Corporate Secretary and received at the Company’s principal office not less than 90 days nor more than 120 days prior to the annual meeting at which the directors are to be elected.
Prior to nominating a candidate, the Committee considers a multitude of factors, including biographical and other background information, criteria adopted by the Committee, the Company's governing documents, Director Eligibility Guidelines, experience and relationships in the energy industry and the communities we serve, community involvement, a candidate’s availability and commitment level, and whether a candidate is independent under applicable rules and listing standards. In addition, the Committee considers the results of the candidate’s interview, which is conducted by the Chair of the Board, Corporate Governance Committee Chair, and the Chief Executive Officer, where topics such as depth of experience, business acumen, technical expertise, commitments and cultural fit are discussed. Following this process, and if appropriate, the Committee nominates and recommends to the Board that it formally nominate the candidate to serve as a director. At each annual meeting, our stockholders vote to elect all director nominees for the applicable class. In the case of a director nominee appointed to fill a vacancy, the nominee will stand for election at our next annual meeting of stockholders, regardless of class. Once elected, a new director participates in our director orientation program held at one of our facilities. The program familiarizes the director with various aspects of the Company, including our strategy, business structure, financial performance, and competitive landscape.

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Director Eligibility Guidelines. To evaluate potential director nominations, the Board adopted Director Eligibility Guidelines. These guidelines include the following:

•	Be a leader in a field of expertise or demonstrate professional achievement through a position of significant responsibility

•	Exercise sound business judgment

•	Possess integrity and high ethics

•	Listen and work in a collegial manner

•	Have a reputation that is consistent with our image and reputation

•	Be absent of any conflict of interest that would impair the ability to represent the interest of our stockholders

•	Be diverse in skills, knowledge and experience that enhances the Board's core competencies, enables differing points of view, and further maximizes stockholder value

Board Leadership
The Board is led by the Chair, who is elected annually by the Board. On May 3, 2017, the Board elected John R. Schimkaitis to serve as the non-executive, independent Chair. Mr. Schimkaitis has served as Chair since 2015 and previously served as the Vice Chair of the Board from 2010 to 2015. Mr. Schimkaitis has performed the responsibilities prescribed to him by the Board and those detailed in the Corporate Governance Guidelines, including establishing the agenda for and leading Board meetings, and facilitating communications among Board members and communications between the Board and the Chief Executive Officer outside of Board meetings. Mr. Schimkaitis has more than 40 years of experience in the utility industry, including 25 years in key management roles within the Company. This utility experience, his knowledge of the Company and its businesses, his understanding of the Delmarva Peninsula and Florida markets, as well as his leadership skills are advantageous in leading the Board in the performance of its duties. Based on Mr. Schimkaitis’ qualifications and experience, the Board believes that the current Board leadership structure is the most appropriate structure for the Company and its stockholders at this time. The Board may, at a future date, combine the Chair and Chief Executive Officer roles if the Board determines that such a leadership structure would be appropriate.
Director Independence
The independent directors bring expertise, objectivity and a diversity of perspectives to the Board. The NYSE Listing Standards governing independence require that a majority of the members of the Board be independent. In addition, the Board adopted Independence Guidelines, which are more stringent than the NYSE Listing Standards. The members of our Board (other than our Chief Executive Officer) meet those standards. Our Independence Guidelines are available on our website at www.chpk.com/Our Company/Corporate Governance/Director Independence/Corporate Governance Guidelines on Director Independence. In accordance with the Independence Guidelines, on February 27, 2018, the Board conducted its annual review of director independence. During this review, the Board examined all direct and indirect transactions or relationships between the Company or any of its subsidiaries and each director and any immediate family member of the director and determined that no material relationships with the Company existed during 2017.

On the basis of this review, the Board determined that nine directors (or 90 percent) are independent. Each of the following directors qualifies as an independent director as defined by the NYSE Listing Standards and in accordance with our Independence Guidelines: Eugene H. Bayard, Thomas J. Bresnan, Ronald G. Forsythe, Jr., Thomas P. Hill, Jr., Dennis S. Hudson, III, Paul L. Maddock, Jr., Calvert A. Morgan, Jr., Dianna F. Morgan, and John R. Schimkaitis. Mr. McMasters, our President and Chief Executive Officer, is the only non-independent director.

Standing Committees of the Board
To assist the Board in fulfilling its oversight responsibilities, the Board has established four standing committees - Audit Committee, Compensation Committee, Corporate Governance Committee, and Investment Committee.  Each committee is comprised solely of independent directors, except that our Chief Executive Officer serves alongside his four fellow independent directors, as Chair of the Investment Committee. Each Committee member has dedicated the appropriate time, attending 75 percent or more of such members’ applicable committee meetings, toward the performance of responsibilities they perform on behalf of the Board as summarized below and further detailed in the Charter for each Committee.  Our corporate governance framework across the enterprise is continuously fostered through the contributions of the Board and its Committees and all of the significant activities to which they devote attention throughout the year.

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Audit Committee
_____________________________________________________________________________________________________

In 2017, the Committee continued to enhance our risk management program to align the Company's policies and procedures with the operation of our business as we continue to grow. In addition, the Committee focused on cybersecurity, as well as compliance efforts across the enterprise, including the new accounting standard on "Revenue from Contracts with Customers" (ASC 606).
Committee Members: Thomas J. Bresnan, Chair Ronald G. Forsythe, Jr. Thomas P. Hill, Jr. Dennis S. Hudson, III
Independent Members: 4 Financially Literate: 4 Financial Experts: 4 Meetings Held in 2017: 5
Thomas J. Bresnan, Audit Committee Chair
Messrs. Bresnan, Forsythe, Hill and Hudson each qualify as an “audit committee financial expert” based on his respective experience and knowledge in accordance with SEC rules. Biographical information on each Committee member is provided in the Proposal (Proposal 1) section of this Proxy Statement. In addition to their experience, each Committee member participated in an annual training session given by Baker Tilly and converse with other internal and third-party experts on accounting trends, changes to the accounting standards, and their potential impact on the Company. None of the members of the Audit Committee currently serve on an audit committee of another public company.
Summary of Committee Responsibilities:

•	Appoint, compensate, oversee, retain and terminate the Company's external audit firm

•	Discuss with management, the Internal Audit department, and the Company's independent external audit firm the adequacy and effectiveness of the Company's internal accounting and disclosure controls

•	Review with management and the independent external audit firm the Company's financial statements and Management’s Discussion and Analysis

•	Review the effect of regulatory and accounting initiatives on the Company's financial statements

•	Review and discuss with management the Company's enterprise risk assessment and risk management processes

•	Review with management the Company's major financial risk exposures and related internal controls

•	Review and discuss with management any related party transactions, and discuss any such transaction and accounting and disclosure of same with the independent external audit firm

•	Oversee the Company's internal audit function

•	Review and assess compliance with our Business Code of Ethics and Conduct, and Code of Ethics for Financial Officers

•	Review the Company's procedures for any complaints received regarding accounting, internal accounting controls or audit matters, including submissions by whistle-blowers, if any

•	Oversee all matters related to the security of and risks related to information technology systems and procedures
You can review the Committee’s Charter at www.chpk.com/Our Company/Corporate Governance/Board and Board Committees/Audit Committee Charter for additional details on the Committee’s responsibilities.
Summary of Significant Activities in 2017:

•	Reviewed, discussed, and monitored the Company's compliance with the implementation of the new accounting standard "Revenue from Contracts with Customers" (ASC 606) including revenue recognition

•	Enhanced our risk management program to align the Company's policies and procedures with the operations of our business as we continue to grow

•	Reviewed and discussed with management complex accounting judgments and estimates for several transactions, including acquisition accounting and mark-to-market transactions

•
Reviewed and discussed best practices relating to information security and worked closely with the Internal Audit team in performing independent reviews of the effectiveness of the Company's cyber and data security measures

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 19

Corporate Governance Committee
_____________________________________________________________________________________________________

In 2017, the Company received the Governance Team of the Year award (small to mid-cap sized companies) by the Corporate Secretary magazine. The Committee and the entire Board helped to lead and inform the collective governance efforts of the Chesapeake Utilities team. We continue to refine policies and practices and assess evolving governance, regulatory, and industry practices to further enhance our already robust corporate governance culture.
Committee Members: Calvert A. Morgan, Jr., Chair Eugene H. Bayard Paul L. Maddock, Jr.
Independent Members: 3 Meetings Held in 2017: 4
Calvert A. Morgan, Jr., Corporate Governance Committee Chair
The Corporate Governance Committee, with the consent of the Board, may retain consultants or other advisors to assist in fulfilling the Committee's responsibilities. In 2017, the Committee reviewed information from legal counsel on certain matters, including emerging trends and regulatory and legislative developments and their potential impact on the Company. The Committee also reviewed internally prepared information on governance trends and best practices.
Summary of Committee Responsibilities:

•	Review and assess the Company's Corporate Governance Guidelines

•	Evaluate the size and composition of the Board and each standing Committee, in consultation with the Chair of the Board

•	Review eligibility guidelines for directors to ensure compliance with legal requirements

•	Evaluate director candidates and make appropriate recommendations to the Board

•	Evaluate, and discuss with the Board, the quality of the performance of the Board

•	Develop and recommend criteria and procedures to be utilized by the Board in evaluating the performance of the Board and each standing Committee

•	Evaluate and make a recommendation to the Board on stockholder proposals

•	Approve the service of Board members on the Board of any other public company

•	Review the Company's Stockholder Rights Plan

•	Review director and executive stock ownership guidelines and monitor progress toward meeting the guidelines
You can review the Committee’s Charter at www.chpk.com/Our Company/Corporate Governance/Board and Board Committees/Corporate Governance Committee Charter for additional details on the Committee's responsibilities.

Summary of Significant Activities in 2017:

•	Continued to focus on succession planning to ensure the Board's substantive expertise and experiences are aligned with our long-term strategic plan

•	Reviewed corporate governance and industry practices, including emerging trends and regulatory and legislative initiatives

•	Enhanced the language in the Company's corporate governance documents to align with current practices that prohibit pledging of our stock, and re-evaluated the Stockholder Rights Plan

•	Benchmarked board composition and profile practices across our peer companies, the energy industry, and broader indices such as the S&P 500 and Top 100 U.S. public companies

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 20

Compensation Committee
_____________________________________________________________________________________________________

In 2017, the Committee continued to focus on organizational development and succession planning to ensure that the Company is positioned to support short-term and long-term strategic growth initiatives. In addition, the Committee actively engaged with the Chesapeake Utilities team to implement the SEC's pay ratio rule.
Committee Members: Dianna F. Morgan, Chair Dennis S. Hudson Calvert A. Morgan, Jr.
Independent Members: 3 Meetings Held in 2017: 6
Dianna F. Morgan, Compensation Committee Chair
The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any consultant or other advisor it retains. The Committee may, in its sole discretion, engage a consultant or other advisor to assist in the evaluation of executive and director compensation. The Committee retained FW Cook for services to be performed in 2017. The Compensation Committee reviewed the independence of FW Cook. After considering various factors, including the specific factors described in the SEC rules and those provided under the NYSE’s Listing Standards, the Compensation Committee determined that FW Cook is independent with no conflicts of interest.
Summary of Committee Responsibilities:

•	Design and administer the policies and practices related to executive compensation

•	Administer the Company's plans under which cash and equity incentive awards are granted

•	Evaluate the Company's director compensation arrangements

•	Oversee CEO succession planning and, in connection with the CEO, review succession plans for other executive officers

•	Lead the process for the evaluation of CEO performance

•	Appoint, compensate and oversee the work of any consultant or other advisor retained by the Committee

•	Review and discuss with management the Compensation Discussion & Analysis in the Proxy Statement

•	Review the results of stockholder advisory votes on the frequency that stockholders will vote on executive officer compensation

•	Review the results of stockholder advisory votes on executive compensation
You can review the Committee’s Charter at www.chpk.com/Our Company/Corporate Governance/Board and Board Committees/Compensation Committee Charter for additional details on the Committee’s responsibilities.
Summary of Significant Activities in 2017:

•
Addressed organizational development and succession planning, including recommending to the Board the approval of several new officer level positions, and identifying candidates to fulfill several new officer level positions to support the Company's growth

•	Actively engaged with the Chesapeake Utilities team to implement the SEC's pay ratio rule

•	Considered a market analysis prepared by FW Cook that compared the Company's executive compensation with market data for the Company's peer group, as well as with industry published survey data

•	Reviewed compensation practices generally, including emerging trends and regulatory and legislative initiatives
Investment Committee
_________________________________________________________________________________________________________
In 2016, the Board established the Investment Committee to assist in evaluating investments pursuant to or in support of the Company's business strategy for continued growth, both organically and through acquisitions. The Investment Committee, in consultation with management, reviews and approves, when appropriate, capital investments and the disposition of certain assets as set forth in the Committee's Charter up to $50 million. Investments above this threshold are presented to the full Board for their consideration. The members of the Investment Committee are Michael P. McMasters, Chair, Thomas J. Bresnan, Thomas P. Hill, Jr., Calvert A. Morgan, Jr., and John R. Schimkaitis. In 2017 the Investment Committee held four meetings during which they reviewed several projects including the estimated investment, internal rate of return, strategic fit, and associated risks. The Committee exercises its responsibilities in a manner consistent with the Company's goal of pursuing long-term growth in shareholder value. You can review the Committee’s Charter at www.chpk.com/Our Company/Corporate Governance/Board and Board Committees/Investment Committee Charter for additional details on the Committee's responsibilities.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 21

Board and Committee Self-Evaluations
Annually, the Corporate Governance Committee reviews and establishes the criteria that is used by the Board, and the Audit, Compensation and Corporate Governance Committees, for conducting self-evaluations for performance during the preceding year. The annual evaluation is a beneficial tool in the process of continuous improvement in Board and Committee functioning and communication. The Board and its Committees conduct self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board and its Committees; ensure that appropriate resources are available to the Board and its Committees; and ensure the Board and its Committees are functioning effectively. An annual review of the evaluation methodology is performed to ensure self-evaluations are aligned with our culture and growth, as well as with best practices. Periodically, the Chair of the Board and the Chair of the Corporate Governance Committee will conduct one-on-one discussions with each director. The Chair of the Corporate Governance Committee receives a report of the results of the Board and Corporate Governance Committee Self-Evaluations. The Chairs of the Audit Committee and Compensation Committee receive a report of the results of their respective Committee Self-Evaluations. The Committee Self-Evaluation results are discussed at Committee meetings and reported to the Board at the next Board meeting. The Chair of the Corporate Governance Committee reports the results of the Board Self-Evaluation at the next Board meeting.

Risk Oversight
Board of Directors

The Board is responsible for oversight of the Company's risk management activities, working closely with its standing Committees and the management team. Each standing Committee reports its discussions to the Board for consideration and action when appropriate. As part of our enterprise risk management program, short and long-term risks are identified through top-down and bottom-up approaches and strategic plan assessments that depict potential market, operational, strategic, legal, regulatory, political, compliance and financial risks that could affect our operations, financial performance and/or strategic plan. The “Risk Factors” section of our 2017 Annual Report on Form 10-K provides additional information on our potential risks. After assessing our risks, internal processes, practices and controls are established to continually monitor and mitigate risk. We recognize that it is neither possible nor prudent to eliminate all risk. In fact, purposeful and appropriate risk taking is essential for execution of our strategic plan, for our overall continued growth, and for execution of initiatives that have the potential to generate value to our stockholders.
Standing Committees

The Audit Committee assists the Board in fulfilling its oversight of our risk exposure and implementation and effectiveness of our risk management programs. The Committee approves our Global Risk Management Policy, which serves as our risk management framework. Specific items such as financial, internal controls, regulatory, credit and counterparty, market, liquidity, cyber, insurance, strategic, and business risks are reviewed and considered by the Committee, as well as our insurance program and coverages that are in place to mitigate these and other risks. The Investment Committee assists the Board in fulfilling its oversight of risks related to evaluating new investments and ensuring they achieve our financial targets. The Committee considers the financial and operational risks of entering into new or expanding in existing service territories and businesses. The Compensation Committee assists the Board in fulfilling its oversight of risks that may arise in connection with our compensation programs and practices. The Committee considers the appropriateness of our compensation programs and practices and whether they incentivize short and long-term financial and operational performance without encouraging unnecessary risk. Specific items such as organizational development, executive retention and succession planning are reviewed and considered by the Committee. The Corporate Governance Committee assists the Board in fulfilling its oversight of risks that may arise in connection with our governance structure and practices. The Committee reviews our governance structure and practices no less than annually and considers whether our ethical and operational framework is resilient and responsive to our employees and stockholders. Specific items such as Board succession planning, Board structure and composition, stockholder communications, director independence, and related governance practices are reviewed and considered by the Committee.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 22

Team Engagement in Risk Management

The engagement of our team across the organization contributes to the precision of our risk profile, the integrity of our controls, our ability to continuously monitor risk, and the depth of information provided to the Board to effectively consider and evaluate companywide risks. This top-down and bottom-up approach is reflected throughout our disciplined approach to matters and our decision-making process. The management team is intimately involved in the development and deployment of our risk management practices and regularly collaborates with the Board and its standing Committees on our risk posture, including financial and investment activities, strategic plan initiatives, and macroeconomic contributors. The management team and representatives from our businesses also routinely participate in internal Risk Management Committee meetings. These meetings provide an additional avenue to discuss and strengthen our risk profile, review policies and practices, and provide recommendations to the Audit Committee for consideration.
Cyber and Physical Security

The Board and management team recognize the importance of maintaining the trust and confidence of our employees, customers, and other stakeholders. We devote significant time and energy to the oversight of cyber and physical security. Below are several practices we employ to detect, identify and mitigate potential risk of exposure to our customer and employee information, information systems, and operational infrastructure.

Our team works collectively across the organization to comprehensively review and deploy safeguarding practices	We have several security teams comprised of diverse representation across the enterprise	We receive presentations from external parties on topics related to cyber and physical security
The Board and Audit Committee receive periodic updates from the Chief Information Officer, Internal Audit team, and other members of our management team	The Audit Committee oversees our cyber and physical risks and reviews the appropriateness of our insurance coverage	Certain Board members have technology experience, including previous service as Chief Information Officer and as Chief Executive Officer of a technology service provider
We have strong relationships with the private sector and government agencies with relevant expertise	We have an established companywide cybersecurity education and training program	We have multiple layers of controls, which include comprehensive due diligence and oversight of third-party relationships
We have established relationships with our service providers	We have engaged independent third-parties to assist in enhancing our security posture	We continue to make investments in our technology and physical infrastructure
We are members of trade organizations that provide insight into evolving cyber and physical matters	We participate in industry cyber and physical security events and speak on the subject matter alongside practice leaders	We benchmark cyber and physical security practices within our industry and beyond

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5 - CORPORATE GOVERNANCE AND ENGAGEMENT

Governance Trends and Director Education
General Information. The Board and its Committees proactively monitor legislative and regulatory initiatives, market trends, and other corporate governance initiatives. Each director has access to publications and other resources that cover these matters. Leading into 2017, the Board received a presentation from an industry expert on the potential impact of the new Administration on energy policy. The Board previously received presentations from two of our long-term institutional investors, which provided additional information on portfolio management guidelines and processes associated with their investment decisions, as well as the firms’ views on the Company’s performance, industry dynamics, and valuation. In addition, in previous years, professionals in the financial community presented on various aspects of the utility industry, including the then current macro economic outlook, market trends, utility industry fundamentals, downstream utility focus, current valuations, investor perception, industry framework, and current industry topics. Experts in the areas of corporate governance, proxy advisory services and investor relations have also spoken to the Board on regulatory actions, governance trends and various other corporate governance topics. The Board has also received corporate governance updates from a Chancellor of the Delaware Court of Chancery, a Chief Justice of the Delaware Supreme Court, and established members of the academic, governance, investor relations, legal and financial communities who are experienced in the utilities industry and the broader market. Industry experts have also spoken to the Board on such topics as energy trends, market factors and competition, growth opportunities, key customer growth expectations, and future outlook of the natural gas industry. Directors participated in continuing education sessions to remain informed on recent trends applicable to their Committee duties. Certain directors also participate in continuing legal education. The Board also continues to expand its knowledge base through external programs. In 2017, Ronald G. Forsythe, Jr. was named a Board Leadership Fellow by the National Association of Corporate Directors and was recognized by Savoy Magazine as one of 2017’s Most Influential Black Corporate Directors. Newly elected directors participate in a comprehensive director orientation program that covers, among other things, our strategy, business structure, financial performance, and competitive landscape. As part of this program, directors are invited to participate in a tour of selected facilities of the Company. Several of our Board meetings are held in various locations throughout our service territories. This provides directors the opportunity to see first hand our operations and the communities we serve. During these visits, the Board also engages with our employees in the applicable service areas.
The Committees actively engage with senior management and other parties when necessary to further assess the current environment or respond to governance related matters. FW Cook has routinely provided the Compensation Committee with updates on the status of compensation-related initiatives under the Dodd-Frank Act. The Corporate Governance Committee and Audit Committee each routinely receive updates on matters applicable to their responsibilities from legal counsel and/or independent consultants, as applicable. The Committees also receive regulatory and legislative updates at their respective meetings. Finally, the Committees actively engage with senior management and other parties when necessary to further assess the current environment or respond to governance related matters.

Corporate Governance Practices
Governance Transparency and Accountability. The Board and Corporate Governance Committee annually review our corporate governance documents and practices to ensure that they provide the appropriate framework under which we operate. Our corporate governance documents can be viewed on our website at www.chpk.com/our-company/corporate-governance. These documents include the Charters for each standing Board Committee – Audit Committee, Compensation Committee, Corporate Governance Committee and Investment Committee; Corporate Governance Guidelines; Business Code of Ethics and Conduct (“Code of Ethics”); Code of Ethics for Financial Officers; Independence Guidelines; and Communications with the Board. Additional information in the Corporate Governance section of our website includes the composition of our Board and Committees and a summary of our Ethics and Compliance Program. Under the Investors section of our website, www.chpk.com/investors, we provide links to our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and equity ownership reports for our executive officers. Under the News section of our website, www.chpk.com/news, we provide press releases on financial, corporate and community activities. The Company's Annual Report can be viewed on our website at www.chpk.com and provides additional information on our environmental stewardship and social practices.
Corporate Governance Guidelines. The Board adopted Corporate Governance Guidelines, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. The Corporate Governance Guidelines focus

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 24

on Board composition and director qualifications, Board meetings, Board committees, Board access to management and advisors, the Board's relationship to senior management, director compensation, and the annual review of Board and Committee effectiveness.
Code of Ethics. The Board adopted a Code of Ethics that reflects our commitment to continuously promote professional conduct throughout the organization, and to ensure that Company representatives demonstrate good ethical business practices. Directors are required to disclose any conflict of interest to the Company's non-management, independent Chair of the Board and to refrain from voting on any matter(s) in which they have a conflict. In considering whether an actual conflict of interest exists, factors to be considered include, but are not limited to, the benefit to the Company and the aggregate value of the transaction. Directors and certain employees annually confirm compliance with the Code of Ethics.
The Board also adopted a Code of Ethics for Financial Officers that provides a framework for honest and ethical conduct by our financial officers as they perform their financial management responsibilities. The Code of Ethics for Financial Officers is applicable to the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Corporate Controller, and others who are responsible for ensuring accurate and timely disclosures of financial information within our filings with the SEC. Other senior managers with accounting and financial reporting oversight must annually confirm compliance with the Code of Ethics for Financial Officers.
Related Persons Transactions. We review relationships and transactions in which the Company, or any of its subsidiaries, and our executive officers, directors, director nominees, 5% or greater stockholders or their immediate family members are participants, to determine whether such related persons have a direct or indirect material interest. A related person transaction would include, but is not limited to, any financial transaction, arrangement or relationship, any indebtedness or guarantee of indebtedness and any series of similar transactions, arrangements or relationships. In determining whether to approve or ratify a related person transaction, the disinterested members of the Audit Committee, as part of an annual review or as required, will consider the relationship of the individual to the Company, the materiality of the transaction to the Company and the individual, and the business purpose and reasonableness of the transaction. The Audit Committee may approve or disapprove the transaction and direct the officers of the Company to take appropriate action. The Audit Committee may also refer the matter to the full Board with a recommendation. If it is determined that a related person transaction is directly or indirectly material to the Company or a related person, the transaction will be disclosed in our proxy statement.
We have established procedures in order to identify material transactions and determine, based on the relevant facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. This includes discussions with the Board, as well as dissemination of a questionnaire that directors and executive officers are required to complete annually. Director nominees, including those nominated by stockholders, are also required to complete a questionnaire in a form similar to that completed annually by directors and executive officers.
The Code of Ethics requires that individuals provide prompt and full disclosure of all potential conflicts of interest (including related person transactions) to the appropriate person. These conflicts of interest may be specific to the individual or may extend to his or her family members. Any officer who has a conflict of interest with respect to any matter is required to disclose the matter to the Chief Executive Officer, or if the Chief Executive Officer has a conflict of interest, the Chief Executive Officer would disclose the matter to the Audit Committee. All other employees are required to disclose any conflict of interest to Internal Audit. Directors are required to disclose any conflict of interest to the Chair of the Board and to refrain from voting on any matter(s) in which they have a conflict. In addition, directors, executive officers and designated employees must disclose to the Company, in an annual ethics questionnaire, any current or proposed conflict of interest (including related person transactions).
All employees and executive officers are encouraged to avoid relationships that have the potential for creating an actual conflict of interest or a perception of a conflict of interest. The Code of Ethics provides specific examples that could represent a conflict of interest, including, but not limited to, the receipt of any payment, services, loan, guarantee or any other personal benefits from a third-party in anticipation of or as a result of any transaction or business relationship between the Company and the third-party. No employee or executive officer is permitted to participate in any matter in which he or she has a conflict of interest unless authorized by an appropriate Company official and under circumstances that are designed to protect the interests of the Company and its stockholders and to avoid any appearance of impropriety.
For the period beginning January 1, 2017 and ending March 12, 2018, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.
Anti-Hedging Policy and Pledging of Securities. Directors, executive officers and employees of the Company may not engage in hedging transactions related to the Company's securities. Directors, executive officers, and employees and their "related persons" (as defined in our Securities Trades by Company Personnel and Related Persons Policy) may not pledge the Company's stock as collateral for a loan or hold the Company's stock in a margin account.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 25

Executive Sessions. The Chair of the Board presides over executive sessions of the non-management directors. The Company's Corporate Governance Guidelines ensure the integrity of these meetings by providing that the Chair of the Corporate Governance Committee would preside over these meetings in the event that the Chair of the Board is a management director. The Corporate Governance Guidelines also provide that if the non-management directors include any director who did not qualify as independent under the NYSE Listing Standards, the independent directors would meet at least annually without the non-independent director(s).

Communications with the Board, Stockholders, Financial Community and Other Interested Parties
Communications with the Board. Stockholders and other parties interested in communicating directly with the Board, a committee of the Board, any individual director, the director who presides at executive sessions of the non-management or independent directors, or the non-management or independent directors, in each case, as a group, may do so by sending a written communication to the attention of the intended recipient(s) in care of the Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904. All communications must be accompanied by the following information: (i) if the person submitting the communication is a stockholder, a statement of the type and amount of securities of the Company that the person holds; (ii) if the person submitting the communication is not a stockholder and is submitting the communication to the non-management or independent directors as an interested party, the nature of the person’s interest in the Company; (iii) any special interest of the person in the subject matter of the communication; and (iv) the address, telephone number and email address, if any, of the person submitting the communication. The Corporate Secretary will forward all appropriate communications to the intended recipient(s). Communications relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee. The independent directors have unanimously approved these communications procedures. In 2017, all of the directors were in attendance at the Annual Meeting of Stockholders.
Communications with Stockholders and the Financial Community. Our management team conducts outreach to stockholders and the financial community throughout the year to obtain input and to inform our management team and the Board about matters of interest. Input is regularly shared with the Board and its Committees at Board meetings and through interim updates given to the Board.
During the year, we generally discuss our strategy, financial and operational performance, macroeconomics, as well as corporate governance and compensation matters with stockholders and the financial community. In 2017, management participated in several investor roadshows and participated in industry conferences, including the Seaport Global Transports & Industrial Conference, Wells Fargo Utility Symposium, and the American Gas Association's Annual Financial Forum, which provides management the opportunity to communicate with security analysts, portfolio managers, investors, rating agencies and investment bankers. Those attending the conferences have an opportunity to receive information about the Company and interact with the management team. Management also interacts with investors on a routine basis including, but not limited to, the events and venues illustrated below. Communications made during outreach efforts are done so in accordance with our Regulation FD policy.

Engagement with our Stockholders and the Financial Community

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Our Growth Begins With Our People
We focus on providing employees with an environment that inspires growth and propels engagement. The Chesapeake Utilities’ team is comprised of diverse and talented individuals who provide unwavering service to our customers throughout the Delmarva Peninsula, Florida, Pennsylvania, and Ohio.  Our guiding principles - our brand values - unify our entire workforce and enable us to celebrate what we have accomplished together and plan for the road ahead.  Our five brand values are what many have come to expect of us - we create a personal connection with our customers and others, like they are family; we don't rest on our laurels and always strive to find new and better solutions; we go above and beyond the norm to do the honorable thing; we are relentless and approach everything with determination and drive; and our employees are results-oriented and make a meaningful impact.  Time and time again the actions of our team go above and beyond as evidenced by several of our accomplishments provided below:

•
Employees throughout the Company volunteered their time at local Food Banks, Junior Achievement, The Delaware Chapter of The Nature Conservancy, and other community organizations within the communities we serve

•
Chesapeake Utilities was named 2017 Kent County Tourism Partner of the Year in recognition of its collaboration in creating a positive environmental impact and advancing tourism in Kent County, Delaware

•	Chesapeake Utilities expanded its SHARING Program and increased grants available under the program to offer additional financial assistance to eligible customers

•	For the sixth consecutive year, Chesapeake Utilities was recognized by the Delaware News Journal as a Top Workplace

•	FPU proactively engaged customers, first responders and others in the community during Hurricane Irma, an extremely powerful and catastrophic hurricane

•	FPU's safety record and practices resulted in a Safety Achievement Award by the American Gas Association

•	Eight Flags' CHP Plant was recognized as a 2017 Industry Excellence Award winner in the Production category

•	Sharp Energy, Inc. was awarded “Best Gas Company of the Eastern Shore” and “Best Southern Delaware Gas Company – Sussex County” by The Metropolitan Magazine

•	Aspire Energy received a certificate for the 2017 ServeOhio Award from the Office of Governor John R. Kasich, on behalf of the State of Ohio

•	The Company's Corporate Governance Team was recognized as the "Governance Team of the Year" (small to mid-cap sized companies) by the Corporate Secretary magazine

•	The Company received an ARC International Award for its 2016 Annual Report to Shareholders, "Creative Energy. Powerful Growth."

Ownership of Our Stock
Security Ownership of Certain Beneficial Owners and Management

The table below provides the number of shares of our common stock beneficially owned as of March 12, 2018 by each director and director nominee, by each Named Executive Officer in the Summary Compensation Table, as well as the number of shares beneficially owned by all of the directors, director nominees and Named Executive Officers as a group. No shares of our common stock have been pledged as security by a director or a Named Executive Officer. The table also provides information for each other person known to us to beneficially own five percent or more of our common stock. Pursuant to SEC rules, "beneficial ownership" for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days and is different from beneficial ownership for purposes of Section 16 of the Exchange Act, which may result in a number that is different than the beneficial ownership number reported in forms filed pursuant to Section 16.

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Name of Beneficial Owner	Qualified 401(k) Retirement Savings Plan	Non-Qualified Deferred Compensation Plan(1)	Total Shares Owned Beneficially(2)(3)	Percent of Class
Eugene H. Bayard	—	—	30,485	*
Elaine B. Bittner	7,958	2,769	33,174	*
Thomas J. Bresnan	—	9,860	20,601	*
Beth W. Cooper	11,848	14,657	67,953	*
Ronald G. Forsythe, Jr.	—	2,747	3,663	*
Thomas P. Hill, Jr.	—	7,371	30,103	*
Jeffry M. Householder	79	7,656	11,186	*
Dennis S. Hudson, III	—	—	12,055	*
Paul L. Maddock, Jr.	—	—	47,339	*
Michael P. McMasters	20,083	44,461	143,024	*
Calvert A. Morgan, Jr.	—	—	44,189	*
Dianna F. Morgan	—	—	13,063	*
John R. Schimkaitis(4)	—	1,829	134,975	*
Stephen C. Thompson	22,503	—	96,108	*
Named Executive Officers and Directors as a Group	62,471	91,350	687,918	4.20%
* Less than one percent.

Name of Investment Advisor
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	—	—	2,022,613	12.30%
BlackRock, Inc.(6) 55 East 52nd Street New York, NY 10055	—	—	1,020,450	6.20%
The Vanguard Group(7) 100 Vanguard Blvd. Malvern, PA 19355	—	—	904,849	5.53%

(1)
The Deferred Compensation Plan enables non-employee directors to defer all or a portion of their cash and/or equity annual retainers on a pre-tax basis. The Named Executive Officers can also defer base salary, cash incentive awards and equity incentive awards on a pre-tax basis under the Deferred Compensation Plan. See the description of the Deferred Compensation Plan in the Executive Compensation section of this Proxy Statement.

(2)	Unless otherwise indicated in a footnote, each beneficial owner possesses sole voting and sole investment power with respect to his or her shares shown in the table.

(3)
Voting rights are shared with spouses and other trustees in certain accounts for Thomas J. Bresnan (10,741 shares), Beth W. Cooper (2,033 shares), Jeffry M. Householder (394 shares), Paul L. Maddock, Jr. (18,000 shares), Calvert A. Morgan, Jr. (19,664 shares) and John R. Schimkaitis (103,394 shares). Independent accounts are held by the spouses of Thomas P. Hill, Jr. (14,422 shares) and Michael P. McMasters (55 shares).

(4)
Mr. Schimkaitis held the position of Chief Executive Officer of the Company from January 1999 until his retirement in December 2010. Mr. Schimkaitis received a reduced early retirement payment under the Pension Plan. Mr. Schimkaitis received his distribution in the form of a lump sum after providing property equal to 125 percent of the restricted portion of the lump sum in accordance with the Internal Revenue Code’s tax requirements. Currently, Mr. Schimkaitis has deposited 12,500 shares in escrow to satisfy the requirement. This property was placed in escrow, with oversight by a third party escrow agent. Until the Pension Plan is fully funded, as defined under the Internal Revenue Code, each year, shares equal to the value of payments that would have been paid to Mr. Schimkaitis if he had elected the life annuity form of distribution will become unrestricted and returned to Mr. Schimkaitis, subject to the remaining property retaining a minimum market value.

(5)
According to their report on Schedule 13G/A, filed on February 14, 2018, T. Rowe Price Associates, Inc. (“T. Rowe Price”) was deemed to beneficially own 2,022,613 or 12.3 percent, of our common stock as of December 31, 2017. According to the Schedule 13G/A, T. Rowe Price had sole power to vote 491,142 shares and to dispose of 2,022,613 shares. T. Rowe Price’s Schedule 13G/A, as filed with the SEC, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

(6)
According to their report on Schedule 13G/A, filed on January 29, 2018, BlackRock, Inc. (“BlackRock”) was deemed to beneficially own 1,020,450 shares, or 6.2 percent, of our common stock as of December 31, 2017. According to the Schedule 13G/A, BlackRock had sole power to vote 987,383 shares and to dispose of 1,020,450 shares. BlackRock’s Schedule 13G/A, as filed with the SEC, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

(7)
According to their report on Schedule 13G, filed on February 8, 2018, The Vanguard Group (“Vanguard”) was deemed to beneficially own 904,849 shares, or 5.53 percent, of our common stock as of December 31, 2017. According to the Schedule 13G, Vanguard had sole power to vote 19,205 shares and to dispose of 879,797 shares. Vanguard’s Schedule 13G/A, as filed with the SEC, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 28

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires each of the Company's directors and executive officers, and any beneficial owner of more than 10 percent of our common stock, to file reports with the SEC. These include initial reports and reports of changes in the individual’s beneficial ownership of our common stock. Such persons are also required by SEC regulations to furnish the Company with copies of such reports. Other than T. Rowe Price, which owns 12.3% of the Company's outstanding shares of common stock, we are not aware of any person or entity that beneficially owns more than ten percent of our common stock. To our knowledge, based solely on a review of (i) the Section 16 reports we filed on behalf of the Company's directors and executive officers, (ii) all Section 16(a) reports furnished to us, and (iii) the written representations made by such persons that no other reports were required, we believe that during the year ended December 31, 2017 all directors, executive officers, and holders of more than 10 percent of our common stock, filed on a timely basis the reports required by Section 16(a).

6 - DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation
The Compensation Committee, which consists solely of independent directors, reviews director compensation annually to ensure the appropriate compensation arrangements are in place for non-employee directors. The Committee subsequently reports its findings and any recommendations to the Board. The Board approves all director compensation arrangements. A director who is also an employee of the Company receives no additional compensation for his or her service as a director.
Non-employee Director Compensation

Each non-employee director receives cash and equity compensation for his or her service on the Board. In May 2017, the Board reviewed non-employee director compensation and determined no changes to the non-employee director compensation were necessary or appropriate. Directors may not elect to receive their cash compensation in stock or vice versa. Directors are reimbursed for business expenses incurred in connection with attending meetings and performing other Board-related services, including external director education.

	2017 Annual Meeting until the 2018 Annual Meeting	2016 Annual Meeting until the 2017 Annual Meeting
Board Retainers(1)
Board Member - Cash	$70,000	$70,000
Board Member - Equity(2)	$60,000	$60,000
Board Chair	$65,000	$65,000
Committee Retainers(3)
Committee Member	$5,000	$5,000
Audit Committee Chair	$12,000	$12,000
Compensation Committee Chair	$10,000	$10,000
Corporate Governance Committee Chair	$8,000	$8,000
(1) No additional compensation is received for attendance at a Board or Committee meeting.
(2) Fractional shares are rounded down to the nearest whole number.
(3) In addition to Board retainers, Committee members receive a retainer fee for each Committee on which he or she serves with the exception of the Investment Committee. The Chair of each Committee also receives a Chair retainer for his or her service in such capacity with the exception of the Investment Committee.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 29

2013 Stock and Incentive Compensation Plan

In 2013, stockholders approved the Company's SICP under which non-employee directors are eligible to receive shares of our common stock. The full text of the SICP can be reviewed in our proxy statement that was filed with the SEC on April 2, 2013. The SICP enhances stockholder value by ensuring that directors have a proprietary interest in our growth and financial success. The Board has the authority to determine the number and type of equity or stock awards to be granted to non-employee directors under the SICP. Each director has the right to vote the shares awarded under the SICP and to receive dividends on the shares. Each director is individually responsible for any tax obligations in connection with these shares.

Deferred Compensation

Directors may defer all or a portion of their annual retainers in accordance with the Deferred Compensation Plan, which is further described in the Non-Qualified Deferred Compensation Plan section in this Proxy Statement. Deferrals made under the Deferred Compensation Plan are on a pre-tax basis until the director's separation from service with the Company and its affiliates or another specified date. At all times, directors have a 100 percent vested interest in the amount of cash or stock that is deferred.

Director Stock Ownership

In accordance with our Corporate Governance Guidelines, each non-management director is required to own, beneficially and of record, a number of shares of our common stock with a market value that meets or exceeds a threshold established by the Board from time to time. This ownership threshold is currently five times the amount of the annual cash retainer in effect on February 24, 2017 and payable to a non-management director for service on the Board (the "Director Stock Ownership Requirement"). The cash retainer payable to directors for Committee service is not taken into account for this purpose. Each non-management director must comply with the Director Stock Ownership Requirement within five years from the later of (i) the date of such director’s initial appointment or election to the Board and (ii) December 6, 2017, the effective date of the director stock ownership guidelines (the "Ownership Period"). A director shall be in compliance with the director stock ownership guidelines if he or she satisfies the Director Stock Ownership Requirement at any time during the Ownership Period and then continues to own not less than the number of shares owned on the date of such compliance (taking into account any stock split or combination transactions). The Corporate Governance Committee, in its sole discretion, may consider the circumstances surrounding any shortfall in ownership by a director and address such situation as it deems appropriate. All directors currently exceed the Director Stock Ownership Requirement.

Independent Compensation Consultant's Report

In May 2017, the Compensation Committee received a non-employee director compensation presentation (the “Analysis”) prepared by FW Cook. The Analysis compared our then current director compensation arrangements against the Company's peer group and a broader energy industry survey group. The peer group used for the purposes of this Analysis is the same group of companies used to evaluate the Company's executive compensation program. The Analysis reviewed various elements of director compensation, including annual cash and equity retainers, meeting fees, and committee compensation.  The Compensation Committee, after reviewing, discussing, and considering the Analysis and other relevant factors, recommended to the Board that no changes be made to non-employee director compensation for the period between the Company's 2017 and 2018 Annual Meeting of Stockholders. The Board approved the Compensation Committee's recommendations at its meeting held in May 2017.  In the future, the Board may modify director compensation as it deems appropriate.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 30

2017 Director Compensation

The following table reflects compensation paid to non-employee directors for services performed during 2017:

	2017 Director Compensation
Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total(4) ($)
Eugene H. Bayard	75,047	59,953	135,000
Thomas J. Bresnan(5),(6)	87,047	59,953	147,000
Ronald G. Forsythe, Jr.(6)	75,047	59,953	135,000
Thomas P. Hill, Jr.(5),(6)	75,047	59,953	135,000
Dennis S. Hudson, III	80,047	59,953	140,000
Paul L. Maddock, Jr.	75,047	59,953	135,000
Calvert A. Morgan, Jr.(5)	88,047	59,953	148,000
Dianna F. Morgan	85,047	59,953	145,000
John R. Schimkaitis(5),(6)	135,047	59,953	195,000
(1) Michael P. McMasters served as our President and Chief Executive Officer during 2017 and received no compensation for his services as a director or service on the Investment Committee. Mr. McMasters' compensation for his service as an executive officer in 2017 is set forth in the Executive Compensation section of this Proxy Statement.
(2) The Fees Earned or Paid in Cash column reflects Board and Committee retainers paid in May 2017, including fractional shares paid in cash.
(3) The Stock Awards column reflects the grant date fair value on May 3, 2017 of $59,953 (835 shares of common stock based upon a price per share of $71.80, the closing price on May 3, 2017). The stock awards and all prior stock awards are fully vested in that they are not subject to forfeiture.
(4) There is no compensation that needs to be included in Option Awards, Non-equity Incentive Plan Compensation, or Change in Pension Value and Non-Qualified Deferred Compensation Earnings or All Other Compensation columns. Dividends on deferred stock units in the Deferred Compensation Plan (which are settled on a one for one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. Additionally, cash meeting compensation deferred under the Deferred Compensation Plan have investment crediting options that are the same as investment options available to all employees under the Company's Retirement Savings Plan. As a result, the directors participating in the Deferred Compensation Plan do not receive preferential earnings on their investments. Directors do have the ability to purchase propane at the same discounted rate that we offer to our employees, the value of which, when combined with all other perquisites and personal benefits, does not exceed $10,000 in the aggregate.
(5) No additional compensation was paid to Messrs. Bresnan, Hill, C. Morgan and Schimkaitis for their service on the Investment Committee.
(6) Mr. Bresnan deferred his annual stock retainer ($59,953). Dr. Forsythe deferred a portion of his annual stock retainer ($29,976). Mr. Hill deferred his annual cash retainer and fractional shares paid in cash ($70,047), committee member retainer ($5,000), and annual stock retainer ($59,953). Mr. Schimkaitis deferred his annual stock retainer ($59,953). All deferrals were made in accordance with the terms of the Deferred Compensation Plan.

Report of the Compensation Committee on Compensation Discussion and Analysis
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with the Company's management. The Compensation Committee, based on its review and discussions, recommended to the Board that the following Compensation Discussion and Analysis be included in this Proxy Statement and filed with the SEC.
The information in this Report shall not be considered “soliciting material,” or to be “filed” with the SEC nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company incorporated it by specific reference.
This Report is provided by the following independent directors who comprise the Compensation Committee:
THE COMPENSATION COMMITTEE

Dianna F. Morgan, Chair	Dennis S. Hudson, III	Calvert A Morgan, Jr.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 31

Compensation Discussion and Analysis
Throughout the Compensation Discussion and Analysis section of this Proxy Statement, we will provide information on the Company's Named Executive Officers, the structure and components of our executive compensation program, as well as various considerations and actions taken throughout the year by the Compensation Committee as it relates to the compensation for the Named Executive Officers.
Named Executive Officers

The following individuals were the Company's Named Executive Officers in 2017:

•	Michael P. McMasters, President and CEO

•	Beth W. Cooper, Senior Vice President, CFO & Assistant Secretary

•	Stephen C. Thompson, Senior Vice President

•	Elaine B. Bittner, Senior Vice President

•	Jeffry M. Householder, President of FPU

The NEOs have approximately 125 years of collective experience at Chesapeake Utilities and even more in the broader energy industry. The Named Executive Officers, along with our entire Chesapeake Utilities team, are dedicated to providing value added services to our stockholders and the communities we serve. We are proud to announce that we recently completed growth projects, in addition to numerous other strategic growth initiatives across all of our businesses, which helped to generate our eleventh record year of earnings.

Highlights for Our Executive Compensation Program

Our executive compensation program is designed to attract and retain talented executive officers and to incentivize both short-term and long-term financial and operational performance, without encouraging unnecessary risk. Highlights for our executive compensation program are provided below. We encourage you to review these highlights and the entire Compensation Discussion and Analysis section when evaluating our say-on-pay proposal (Proposal 2).

Continued Performance in 2017	As a result of the collective efforts of the Chesapeake Utilities team, we achieved strong financial results in 2017, including for those metrics that are tied to performance-based compensation.
•
EPS: Eleventh consecutive year of record earnings in 2017 resulted in a $0.69 per share increase over 2016, in part due to the favorable impact of Federal tax law changes on the revaluation of net deferred tax assets and liabilities on the Company's unregulated businesses

•
ROE: ROE was 12.6% as a result of growing earnings from a stable utility foundation and investing in related businesses and services that provide opportunities for returns greater than traditional utility returns, as well as from the impact of the Federal tax law changes. Over the past five years, we have generated an annual ROE between 11.3% and 12.6%

•
TSR: The combination of stock price appreciation and dividends for the year produced a TSR of approximately 19%. Chesapeake Utilities has paid dividends to its stockholders without interruption for 57 years. In 2017, the Board increased the quarterly dividend by 6.6% reflecting our commitment to stockholder value through dividend growth that is supported by sustainable earnings growth

•
Capital Investments: Future growth is generated in part from successfully identifying and making profitable capital investments and benefiting from the challenges of accelerating change and growth opportunities. We continue to invest in high levels of capital expenditures, with an investment of $191.1 million in capital expenditures in 2017

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 32

Strategic Growth
We are focused on identifying and developing opportunities across the energy value chain, with emphasis on midstream and downstream investments that are accretive to EPS and consistent with our long-term growth strategy. We have a strong balance sheet that supports this growth with an equity to total capitalization target of 50% to 60% and a high investment-grade credit rating (NAIC1) with ample liquidity. Several strategic growth highlights include:

	•	Strong growth in natural gas distribution and transmission, propane and CHP plant operations generated $21.3 million in incremental gross margin for 2017
	•	The first segment of ESNG’s $117 million pipeline expansion project was placed into service during the fourth quarter of 2017
	•	Construction is underway in Florida on several pipeline and distribution projects to serve growth in new and existing market areas
	•	Recently completed growth projects, in addition to numerous other strategic growth initiatives across all of our businesses, helped to generate our eleventh record year of earnings
Our strategic growth has led to the Company's TSR ranking in the top quartile of all NYSE companies for the 3, 5, 10 and 20 years ended December 31, 2017.
Executive Compensation Program
The executive compensation program is designed to focus executive officers on both short-term and long-term financial and operational performance of the Company. Total direct compensation in 2017 for each NEO is comprised of approximately 50% of performance-based incentive awards.
Total direct compensation for the NEOs is comprised of the following components:

•
Base Salary is a fixed compensation element that is set at competitive levels in order to attract and retain executive officers with skills and attributes that align with our culture and strategic goals

•
Short-Term Cash Incentive Compensation is one of two at-risk compensation elements that incentivizes NEOs upon the achievement of pre-established financial and non-financial performance metrics over an annual period

•
Long-Term Equity Incentive Compensation is the second at-risk compensation element that incentivizes NEOs upon the achievement of pre-established financial and non-financial performance metrics over a three-year performance period

	•	NEOs participate in the same benefits that are available to other employees
Determination of Compensation	The Compensation Committee aims to provide a fair, reasonable and competitive executive compensation program that aligns compensation to our business objectives and performance.
	•	Independent Consultant Review: To assess the competitiveness of our executive compensation program, the Compensation Committee engages an independent compensation consultant, FW Cook
•
Peer Comparison: FW Cook prepares a market analysis that compares our compensation practices against those of our compensation peer group and a broader energy industry survey group, which is reviewed and discussed by the Compensation Committee

	•	Market Median: FW Cook concluded that the target total direct compensation for the NEOs was, in aggregate, within a competitive range of the market median of the Company's peer group
•
Benchmarking Performance: Our short-term and long-term incentive programs include financial metrics that are benchmarked against either the prior results of the Company or benchmarked against the peer group providing a diversified mix of results

•
Say-on-Pay: The Compensation Committee will consider advisory stockholder votes in the future when determining executive compensation. Consistent with last year's advisory vote on the frequency of future say-on-pay votes, the Board adopted annual say-on-pay advisory votes. The next advisory vote on the frequency of future say-on-pay advisory votes will occur at the 2023 Annual Meeting of Stockholders.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 33

Compensation Practices	Our processes and controls related to the executive compensation program mitigate unnecessary risk-taking.
•
Process and Controls:  Our short-term and long-term incentive programs: (i) utilize multiple performance criteria; (ii) allow our Compensation Committee to adjust awards based on individual performance; (iii) require the Audit Committee to review the relevant financial results prior to the issuance of any award; and (iv) feature a cap on the maximum amount that can be earned during any performance period

•
Stock Ownership Guidelines:   Our stock ownership guidelines require the NEOs to retain a certain number of shares over the applicable time period, which encourages long-term ownership in the Company, aligns interests with the Company's stockholders, and mitigates potential compensation-related risk

Key Compensation Decisions
In 2017, the Compensation Committee approved the following payouts to the NEOs under the executive compensation program based on the achievement of financial and non-financial results over the short-term and long-term.

•
Increased Salaries:  Effective April 1, 2017, each NEO's respective salary increased between 1.5% and 4.9% after considering a market analysis by FW Cook, the NEO's role and scope, prior performance, and the competitive nature of our business

•
Short-Term Incentive Payout: Cash incentive award payouts as provided in the Summary Compensation Table ranged from 28% and 71% of each NEO's respective target opportunity based on performance over the period from January 1, 2017 through December 31, 2017

	•	Long-Term Incentive Payout: Equity incentive award payouts were 133% of each NEO's respective target opportunity based on performance over the period from January 1, 2015 through December 31, 2017

Continued Performance in 2017

As a result of the collective efforts of the Chesapeake Utilities team, we achieved strong financial results in 2017, including with respect to those metrics that are tied to performance-based compensation. In 2017, we marked our eleventh year of record earnings. The Company's net income for the year ended December 31, 2017 was $58.1 million, or $3.55 per share, including a one time $0.87 per share deferred income tax benefit associated with the Federal tax law changes and a $0.21 per share unrealized mark-to-market loss on financial derivatives contracts. This is an increase of $13.4 million, or $0.69 per share, compared to 2016. For purposes of determining executive compensation, the Compensation Committee used a non-GAAP EPS financial target of $3.16. The increase in the Company's net income and EPS reflected continued customer growth in our natural gas and propane distribution operations and expansion of our gas transmission operations, full year contributions from Eight Flags’ CHP plant, increased profitability of our propane operations and for Aspire Energy, a partial year’s impact of new base rates for ESNG, and the favorable impact of Federal tax law changes on the revaluation of net deferred tax assets and liabilities of the Company's unregulated businesses. The efforts of the Chesapeake Utilities team throughout 2017 and beyond has positioned us for continued growth. In 2017, our results translated into a 12.6 percent ROE, as a result of growing earnings from a stable utility foundation and investing in related businesses and services that provide opportunities for returns greater than traditional utility returns, as well as from the impact of the Federal tax law changes. Over the past five years, we have generated an annual ROE between 11.3% and 12.6%.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 34

*For purposes of determining executive compensation, the Compensation Committee used a non-GAAP EPS of $3.16.

Chesapeake Utilities has paid dividends to its stockholders without interruption for 57 years. During those 57 years, we have either maintained or increased our annualized dividend. Over the long-term, the dividend growth has increased from 2.6% in 2007 to 6.6% in 2017. The Board increased the quarterly dividend in 2017 by $0.08 per share, or 6.6% over the prior year reflecting our commitment to stockholder value through dividend growth that is supported by sustainable earnings growth. This resulted in an annualized dividend of $1.30 per share in 2017. Our annualized dividend growth from 2012 through 2017 is as follows:

Annualized Dividend Growth

5-year CAGR Dividend Growth - 6.0%
$1.40
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$-
$0.97
$1.03
$1.08
$1.15
$1.22
$1.30
2012
2013
2014
2015
2016
2017

The combination of dividends and stock price appreciation for 2017 produced a TSR of approximately 19%. Over each period considered (one, three, five, ten or twenty years), stockholders have earned 13.5% or more annually on their Chesapeake Utilities investment. In comparison to the broader market (NYSE listed companies), Chesapeake Utilities is in the top quartile for the three, five, ten and twenty years ended December 31, 2017.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 35

Total Shareholder Return
(For the periods ended December 31, 2017)

*See the performance peer group in the Peer Company Comparison Section of this Proxy Statement for more information on our peer group.

Future growth is generated in part from the success in identifying and making profitable capital investments and benefiting from the challenges of accelerating change and growth opportunities. Our performance in 2017 is driven in part by our steadfast commitment to pursuing growth opportunities with discipline, determination and drive. Our results in 2017 are a culmination of the growth efforts that we initiated several years ago. Our earnings growth, because of the significance of our regulated operations, is driven by the additional capital investments we make. To sustain or increase our earnings growth rate, we invest in additional capital expenditures that generate returns equal to or greater than their respective target returns. We continued to expend high levels of capital expenditures, with an investment of $191.1 million in new capital expenditures in 2017. We have invested approximately $761 million over the last five years, which represents approximately 81% of the Company's total capitalization of $944 million at December 31, 2017. The Investing for Future Growth chart reflects annual capital expenditures (including acquisitions) to average total capitalization for the twelve months ended December 31 for the most recent six fiscal years.

Investing for Future Growth
(Capital Expenditures [including acquisitions] / Average Total Capitalization)

35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
22.0%
28.6%
22.9%
29.5%
31.1%
30.2%
2012
2013
2014
2015
2016
2017

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 36

Strategic Growth

We are focused on identifying and developing opportunities across the energy value chain, with emphasis on midstream and downstream investments that are accretive to earnings per share and consistent with our long-term growth strategy. Our diverse asset base includes a utility foundation with upside from our complementary unregulated energy platform. We are continuing to pursue and develop new growth opportunities and regulatory strategies that build our core businesses. We have a strong balance sheet that supports this growth with an equity to total capitalization target of 50% to 60% and a high investment-grade credit rating (NAIC1) with ample liquidity. In 2017, we continued to deploy the strategic planning process and strategies that have contributed to our success and which provide the strategic infrastructure for sustainable growth. We generated $44.4 million in gross margin from major projects and initiatives in 2017. Several highlights from 2017 initiatives are provided below.

•	Strong growth in natural gas distribution and transmission, propane and CHP plant operations generated $21.3 million in incremental gross margin for 2017

•	First segment of ESNG’s $117 million pipeline expansion project was placed into service during the fourth quarter of 2017

•	Construction is underway in Florida on several pipeline and distribution projects to serve growth in new and existing market areas
Executive Compensation Program

The executive compensation program is designed to focus executive officers on both short-term and long-term financial and operational performance, without encouraging unnecessary risk. The Compensation Committee retains discretion in administering all awards and performance goals, and determining performance achievement. The following provides the components of our executive compensation program.

Total Direct Compensation for the Named Executive Officers
Base Salary	•	Base salaries are set at competitive levels to attract and retain executive officers that have the knowledge and skills necessary to achieve the Company's established goals
•
In December 2016, the Compensation Committee’s independent consultant concluded that the Named Executive Officers' base salaries, in aggregate, are within a competitive range of the market median (+/-15%) of the companies in our peer group

•
The Compensation Committee considered the following, among other factors, when setting 2017 base salaries for the Named Executive Officers: scope of the executive’s responsibilities, prior year’s performance, internal equity and the competitive nature of our business

Short-Term Incentive Compensation	•	The 2015 Cash Plan, under which cash incentive awards may be granted, was approved by the Company's stockholders in May 2015
	•	In February 2017, the Compensation Committee granted cash incentive awards to the Named Executive Officers for the performance period January 1, 2017 through December 31, 2017
1-year Performance Based Award	•	Evaluation of performance is based on achieving financial and non-financial targets
	•	Awards are subject to a cap of 200% of target on the maximum amount that can be earned during any performance period
Long-Term Incentive Compensation	•	The SICP, under which equity incentive awards may be granted, was approved by the Company's stockholders in May 2013
	•	In February 2017, the Compensation Committee granted the 2017 Equity Incentive Awards to the Named Executive Officers
3-year Performance Based Award	•	Awards are issued based on achievement of the following performance metrics: TSR, growth in long-term earnings, and ROE
	•	Awards are subject to a cap of 200% of target on the maximum amount that can be earned during any performance period
•
Dividends on the equity incentive awards accrue in the form of dividend equivalents during the performance period and are only paid to the NEOs if the awards are earned and then only in proportion to the actual shares earned

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 37

Benefit Plans and Perquisites Available to Certain Employees, Including Named Executive Officers
Pension Plan	•	The Pension Plan and benefits thereunder were frozen as of January 1, 2005
	•	Provides retirement income for three NEOs based on years of service and highest average earnings as of December 31, 2004
Pension SERP	•	The Pension SERP is a traditional plan that covers compensation not included in the qualified plan as a result of IRS compensation limitations
	•	Provides retirement income under the same terms as the Pension Plan to two NEOs for compensation in excess of tax code limitations
	•	Benefits under the Pension SERP have been frozen as of January 1, 2005
	•	The Pension SERP does not provide additional benefits to the NEOs or additional future years of service
Retirement Savings Plan	•	The Retirement Savings Plan is available to all eligible employees of the Company and its subsidiaries
•
For 2017, each NEO who participated in the Retirement Savings Plan received matching contributions of up to 6 percent of eligible cash compensation deferred in the plan up to the applicable statutory compensation limit. The IRS limits the amount of pre-tax contributions that a participant may make to his or her Retirement Savings Plan.

	•	Employees of the Company and its subsidiaries, as applicable, including the NEOs, are eligible to receive an additional supplemental employer contribution at the discretion of the Company
Deferred Compensation Plan	•
Extends the Retirement Savings Plan, on a non-qualified basis, for deferral of compensation that is in excess of the tax code limitations, as well as for Company matching and supplemental contributions under the same terms as the Retirement Savings Plan

•
Employees of the Company and its subsidiaries, as applicable, including the NEOs, are eligible to receive an additional supplemental employer contribution at the discretion of the Company if such a contribution would have been made in the Retirement Savings Plan absent the compensation limit

	•	Equity incentive awards can be deferred, however, they are not eligible for matching or supplemental contributions
	•	The Deferred Compensation Plan does not provide additional benefits to the NEOs or additional future years of service
Benefits /Perquisites	•	NEOs participate in the same benefits that are available to other employees of the Company
	•	The aggregate value of the benefits for each NEO is more than $10,000 and is reflected in the All Other Compensation column of the Summary Compensation Table
•
On behalf of each employee, including the NEOs, the Company pays an annual premium in connection with term life insurance. The life insurance benefit of two times base salary is capped at $500,000, which limits the benefit to highly compensated employees of the Company, such as the NEOs

•
Each NEO has a Company vehicle that is available for personal use, but which is treated as compensation to the NEO. Each NEO’s Form W-2 that is filed with the IRS includes imputed income for the personal use of the vehicle. This imputed income has no effect on the Company's revenues or expenses. Each NEO is responsible for the payroll taxes associated with personal usage.

	•	NEOs have the ability to purchase propane at the same discounted rate that we offer to our employees
The Compensation Committee believes that this compensation program aligns the financial interests of the executive officers with the interests of stockholders. The Committee's approach to executive compensation encompasses practices that focus on a fair, reasonable and competitive executive compensation program while also aligning total compensation with our business objectives and performance, thereby increasing stockholder value. The mix of base salary and performance-based incentive awards promotes a pay-for-performance culture. In addition to those practices described above, the Compensation Committee has also established several other practices that are included in our executive compensation program. These practices include:

•
Each NEO is subject to a compensation recovery policy that requires the repayment by the executive if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate

•	NEOs may not engage in hedging transactions related to the Company's stock and may not pledge the Company's stock as collateral for a loan or hold the Company's stock in a margin account

•	The Company does not provide excise tax gross-up protections

•	NEOs are subject to stock ownership guidelines that require attaining a certain ownership threshold within a specific time period

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 38

Determination of Compensation

Role of the Compensation Committee. The Compensation Committee is solely responsible for the oversight and administration of our executive compensation program. The Compensation Committee designs, recommends to the Board for adoption as appropriate, and administers the policies and practices related to executive compensation. The Committee, to the extent that it deems appropriate (and, in the case of any of the Company's employee benefit plans, to the extent permitted by the plan), may delegate the day-to-day administration of matters under its authority to employees of the Company, or a subcommittee, subject in all cases to the Committee's oversight responsibility. The Compensation Committee believes that the most effective compensation program is one that is designed to ensure that total compensation is fair, reasonable and competitive. The primary objectives in creating an effective compensation program are to:

•	Develop an appropriate mix of compensation to enhance performance that aligns the financial interests of the executive officers with the interests of our stockholders;

•	Structure the program to attract high-quality executive talent that will incentivize performance that focuses on achieving our short and long-term goals; and

•	Contribute to effective development of talent through internal processes such as performance evaluations, succession planning, and leadership development.
The Compensation Committee annually reviews the executive compensation program to align (i) the program with the Company's objectives; (ii) the components of each element of compensation to arrive at a proper overall compensation level; and (iii) the compensation with that earned by executive officers in comparable positions at peer companies.

Role of Management. The Chief Executive Officer participates in establishing the compensation targets and payout levels for the other NEOs. He assesses the performance for all NEOs and recommends to the Compensation Committee the overall levels of achievement and the extent to which performance targets were attained. Upon request, NEOs will provide supplemental material to the Compensation Committee to assist in making its determinations in regards to the overall levels of achievement. The Chief Executive Officer is not involved in any part of the setting of any component of his compensation. The Chief Executive Officer and other members of senior management attend Compensation Committee meetings at the invitation of the Compensation Committee.

Role of Independent Compensation Consultant. The Compensation Committee engaged FW Cook as its independent compensation consultant to assist in reviewing the Company's executive compensation program. FW Cook advises the Compensation Committee on executive compensation and non-employee director compensation matters. FW Cook does not provide any other services to the Company.

Tax Considerations.  The Company’s 2017 executive compensation program is similar to the program the Compensation Committee established for the Named Executive Officers in prior years.  We refer you to our discussion in the Compensation Discussion and Analysis section of this Proxy Statement for further information regarding our executive compensation program design, including performance-based compensation awarded to the Named Executive Officers.   Prior to establishing the executive compensation program for the ensuing year, consideration is given to the accounting and tax treatment of certain forms of compensation.  Effective January 1, 2018, the Tax Cuts and Jobs Act provided that all remuneration in excess of $1 million in a single year and payable to the Chief Executive Officer, Chief Financial Officer or to any one of the Company’s three most highly compensated executive officers is not deductible for federal income tax purposes.

Peer Company Comparison. In December 2016, FW Cook prepared a market analysis that compared our compensation practices for base salary, target cash compensation, and target direct compensation against those of our compensation peer group and an energy industry survey group. The peer group used for this analysis included gas, electric, and multi-utilities. The market capitalization for the peer group ranged from $183 million to $3 billion at November 28, 2016. The Compensation Committee reviewed and discussed the market analysis with FW Cook. The market analysis reflected that target total direct compensation for the NEOs was, in aggregate, within a competitive range of the market median (within +/-15%) of the Company's peer group. The peer group used is as follows:

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Compensation Peer Company(1)	Market Capitalization (millions)	Revenues (millions)
MGE Energy, Inc.	$2,096	$537
Northwest Natural Gas Company	$1,676	$673
South Jersey Industries, Inc.	$2,604	$964
Spire Inc.	$3,004	$1,537
Suburban Propane Partners LP	$1,843	$1,046
Unitil Corp	$618	$382
(1) Given transactional activity, Delta Natural Gas Company, Inc. and Empire District Electric Company have been excluded from the list of peer companies.

Our short-term and long-term incentive programs include financial metrics that are benchmarked against the prior results of the Company. Our long-term incentive program also includes financial metrics that are benchmarked against a peer group, which collectively with the short-term program, provides a diversified mix of results. The peer group established by the Compensation Committee relating to our long-term incentive program for the 2017-2019 performance period is comprised of a composite group of selected gas distribution utilities. This peer group is in a comparable industry and relative in terms of our market capitalization and revenues. The market capitalization and revenues for each company in our performance peer group as of December 31, 2017 is as follows:

Performance Peer Company(1)	Market Capitalization (millions)	Revenues (millions)
Atmos Energy Corporation	$9,530	$2,869
Black Hills Corporation	$3,215	$1,699
New Jersey Resources Corp.	$3,494	$2,433
NiSource Inc.	$8,645	$4,803
Northwest Natural Gas Company	$1,713	$755
Northwestern Corporation	$2,901	$1,292
ONE Gas, Inc.	$3,830	$1,518
RGC Resources, Inc.	$196	$62
South Jersey Industries, Inc.	$2,484	$1,227
Spire Inc.	$3,629	$1,807
WGL Holdings, Inc.	$4,408	$2,398
Unitil Corporation	$676	$406
Vectren, Corporation	$5,397	$2,645
(1) Given transactional activity, Delta Natural Gas Company, Inc. has been excluded from the list of peer companies.

Compensation Practices

Process and Controls. We have controls in place that discourage unnecessary risk-taking. The Named Executive Officers simultaneously participate in the 2015 Cash Plan and the SICP, which provides multiple performance criteria at any given time. The Compensation Committee has discretion and the ability to adjust awards based on a Named Executive Officer’s individual performance. Several other features of the cash incentive award process further mitigate risk-taking and exposure, including the following: (i) financial results for the respective award period are reviewed by the Audit Committee prior to the issuance of any cash incentive award; (ii) the target for the cash incentive award is set at an amount that approximates the median cash incentive award of an industry peer group; and (iii) each cash incentive award features a cap (a maximum of 200% of the target) on the maximum amount that can be earned for any performance period.
The equity incentive awards compensate Named Executive Officers for improving stockholder value by achieving growth in TSR as well as growth in earnings, while investing for future long-term earnings growth. The Compensation Committee believes that these awards do not encourage unnecessary risk-taking since part of the ultimate value of the award is tied to the Company’s stock price and awards are staggered and cover a multi-year performance period. Additionally, several other features of the equity incentive award process further minimize potential risk: (i) financial results for the respective award year are reviewed by the Audit Committee prior to the issuance

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of any equity incentive award; (ii) all three performance metrics over the relevant performance periods are benchmarked against the same measures for a peer group of natural gas distribution companies, and the average ROE performance component is compared to pre-determined ROE thresholds that are established by the Compensation Committee; and (iii) each equity incentive award features a cap (a maximum of 150% (pre-2016) or 200% (2016 and after) of the target) on the maximum amount that can be earned in any year. The Compensation Committee believes that the 2015 Cash Plan and the SICP appropriately balance risk and the desire to focus on areas considered critical to the short-term and long-term growth and success of the Company.
The Compensation Committee has adopted additional practices to ensure diligent and prudent decision-making and review processes. The practices that are in place to manage and control risk include:

•
While awards under the 2015 Cash Plan and the SICP are primarily determined using targeted financial and non-financial goals, the awards also include components that are tied to the Company's capital budget and strategic plan, which are reviewed and approved by the Board;

•	During its goal-setting process, the Compensation Committee considers prior years' performance relative to future expected performance to assess the reasonableness of the goals;

•	The 2015 Cash Plan and the SICP include both performance and profitability measures, thus balancing growth with value creation;

•	The Compensation Committee retains discretion in administering all awards and performance goals, and in determining performance achievement;

•
Each Named Executive Officer is subject to stock ownership guidelines commensurate with his or her position that require attaining and maintaining a specific stock ownership threshold, which stock, together with his or her equity awards, could lose significant value over time if the Company was exposed to inappropriate and unnecessary risks that could affect the Company's stock price; and

•
Each Named Executive Officer is subject to a compensation recovery policy that requires the repayment by the Named Executive Officer if an incentive award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate.

In December 2016 and January 2018, FW Cook provided the Compensation Committee with a market analysis that compared the Company’s executive compensation with market data for the Company’s peer group, as well as with energy industry survey data.  Target total direct compensation for the Named Executive Officers was, in aggregate, within a competitive range (+/-15%) of the market median of the Company’s peer group. The Company reviewed its compensation programs applicable to all employees in conjunction with the risks that were identified and included in the Company's Annual Report on Form 10-K and determined that these programs do not create risk that could result in a material adverse effect on the Company.

Stock Ownership and Retention Guidelines. The Corporate Governance Committee is responsible for the development, oversight, and monitoring of stock ownership guidelines. In November 2014, the Board amended the ownership guidelines upon the recommendation of the Corporate Governance Committee, replacing those guidelines adopted by the Board in 2006. The amended stock ownership guidelines include recommendations made by FW Cook. Since 2014, no changes have been made to the stock ownership guidelines for NEOs.
The stock ownership guidelines promote long-term profitability by aligning the interests of the NEOs with those of the Company's stockholders. The Chief Executive Officer's stock ownership requirement is five times base salary, and all other NEOs are at three times base salary. The stock ownership requirements can be achieved through several means, including making purchases on the open market, making optional cash investments through our Dividend Reinvestment and Direct Stock Purchase Plan, and earning performance incentive shares awarded by the Compensation Committee upon completion of the relevant performance period. Once a NEO attains his or her ownership requirement, he or she will remain in compliance with the ownership guidelines despite future changes in the stock price and base salary, as long as the NEO continues to own shares equal to the number of shares owned at the time the ownership requirement is met.

Key Compensation Decisions

Base Salary. In December 2016, the Compensation Committee reviewed and discussed the market analysis that was prepared by FW Cook to assess the competitiveness of base salary levels. FW Cook's market assessment compared the Company's base salaries for the

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NEOs against market data for the Company's peer group, as well as from industry published survey data. FW Cook concluded that base salaries, in aggregate, for the NEOs are within a competitive range of the market median for the Company's peer group. Various factors such as experience, depth of responsibility, tenure, internal equity, and performance may drive variances to market. In February 2017, the Compensation Committee reviewed base salaries for the Chief Executive Officer and the four other NEOs for the ensuing year. The Compensation Committee considered the following: results of the market assessment performed by FW Cook; functional role of the position; scope of the individual’s responsibilities; prior year’s performance; internal equity and competitive nature of our business. Effective April 1, 2017, base salaries for the NEOs increased between 1.5 to 4.9 percent over their respective base salaries for the prior year.

Cash Incentive Award for the 2017 Performance Period. For 2017, the Compensation Committee was authorized to grant cash incentive awards to each NEO under the 2015 Cash Plan. Generally, the target cash incentive award opportunity for each NEO is set at an amount that approximates the median prevailing practices of the industry peer group and broader energy industry for comparable positions. The actual award earned for all Named Executive Officers can range from 0 to 200 percent of the target cash incentive award, depending on actual performance at the end of the performance period as compared to the performance targets. The Compensation Committee may use its discretion to adjust a participant’s cash incentive payout amount upward or downward based on unanticipated and/or extraordinary events.
In February 2017, the Compensation Committee established financial and non-financial performance targets for Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner. The NEOs were evaluated on an EPS financial target of $3.16. Absent contributions from the Federal tax law changes, the EPS target was not achieved and thus resulted in a 0% payout for the EPS financial performance component. In addition to the EPS target, Messrs. Thompson and Householder and Ms. Bittner were evaluated on aggregate pre-established business unit operating income targets of $44,639,810, $36,774,061, and $15,534,689, respectively. The payout opportunity for the EPS target and the business unit operating income targets were 0 to 200 percent based upon a band centered around the applicable financial target. Each NEO also had established individual goals that are evaluated by the Compensation Committee in connection with determining the extent to which the individual met his or her non-financial targets, including: (i) Leadership, (ii) Employee Engagement, and (iii) Brand Excellence. The NEOs may earn a cash incentive award upon achieving his or her pre-established financial and non-financial targets based on the Compensation Committee’s evaluation. The Compensation Committee reserves the right to consider additional performance criteria for the Chief Executive Officer related to pursuing strategic or operational opportunities.
The following table shows each NEO's target cash incentive award, based on their applicable base salary as of December 31, 2017 and weighting for the financial and non-financial performance targets. In March 2018, the Compensation Committee reviewed the Company's earnings and the extent to which each NEO had achieved his or her applicable performance goals. Based on this review, the Compensation Committee authorized the payment of cash incentive awards as reflected in the table below. The payout for the cash incentive awards ranged from 28 to 71 percent of the NEO’s target opportunity:

	2017 Target Cash Incentive Award Opportunity			Weighting for the Performance Targets		Actual Achievement of Performance Targets		Actual Payout Based on Achievement of Performance Targets
Named Executive Officer	Base Salary (as of December 31, 2017	Bonus Opportunity (% of Base Salary)	Target Cash Incentive Award at 100%	Non- Financial	Financial	Non- Financial	Financial	Non-Financial	Financial	Payout as reflected in the Summary Compensation Table
Michael P. McMasters	$600,000	60%	$360,000	20%	80%	138.89%	0.00%	$100,000	$0	$100,000
Stephen C. Thompson	$345,000	30%	$103,500	20%	80%	195.00%	39.75%	$40,365	$32,913	$73,278
Beth W. Cooper	$320,000	30%	$96,000	20%	80%	185.00%	0.00%	$35,520	$0	$35,520
Elaine B. Bittner	$320,000	30%	$96,000	20%	80%	175.00%	0.00%	$33,600	$0	$33,600
Jeffry M. Householder	$320,000	30%	$96,000	20%	80%	175.00%	36.75%	$33,600	$28,224	$61,824

Equity Incentive Awards. The Compensation Committee is authorized to grant equity incentive awards to each NEO under the SICP. Our long-term incentive program is 100 percent performance-based, featuring annual grants of shares that are awarded if pre-established targets are achieved at the end of a three-year performance period. The equity incentive awards are designed to reward executives for improving stockholder value by achieving growth in earnings while investing in the future growth of our businesses. The payout opportunity is 0% (minimum), 50% (threshold), 100% (target), and either 150% or 200% (maximum) of the target equity award for each

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NEO. The actual award earned for each NEO can range from 0 percent to the maximum payout opportunity, depending on actual performance at the end of the performance period as compared to the performance targets. Awards are granted for each performance period pursuant and subject to the terms of performance share agreements, including the applicable vesting periods, entered into by each NEO and the Company.

2017 Equity Incentive Awards. In February 2017, the Compensation Committee granted performance-based equity incentive awards to Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner for the January 1, 2017 through December 31, 2019 performance period as follows:

	Equity Incentive Award Opportunity for the 2017-2019 Performance Period
Named Executive Officer	Base Salary (as of February 23, 2017)	Bonus Opportunity (% of Base Salary)	Target Equity Value	Average Closing Stock Price Per Share from 11/1/2016 -12/31/2016	Target Equity Shares
Michael P. McMasters	$600,000	90%	$540,000	$65.23	8,278
Stephen C. Thompson	$345,000	60%	$207,000	$65.23	3,173
Beth W. Cooper	$320,000	60%	$192,000	$65.23	2,943
Elaine B. Bittner	$320,000	60%	$192,000	$65.23	2,943
Jeffry M. Householder	$320,000	60%	$192,000	$65.23	2,943
The Compensation Committee approved the following performance components in connection with the equity incentive awards granted to the Named Executive Officers.

Performance Component	Benchmark	Description of Benchmark	Percent of Target Award
TSR	Total shareholder return compared to the total shareholder returns of companies included in the peer group for the performance period	Shareholder Return incentivizes executives to generate additional value for our stockholders	30%
Growth in Long-Term Earnings	Total capital expenditures as a percent of total capitalization as compared to companies in the peer group for the performance period	In the long-term, the Company’s growth in earnings per share is dependent upon continuous investment of capital at levels sufficient to drive growth	35%
ROE	Average ROE compared to pre-determined ROE targets and the ROE relative to peer group performance	ROE measures the Company’s ability to generate current income using equity investors’ capital	35%
The Compensation Committee evaluates achievement of the TSR and Growth in Long-Term Earnings performance components for the NEOs based upon evaluating the Company's performance relative to the performance of a peer group over the applicable thirty-six month performance period. The Company's performance is ranked against the performance of the peer group. The payout opportunity is based on the Company's percentile ranking against the companies in the peer group for each of these two performance components as shown in the table below.

Equity Award Thresholds for "TSR" and "Growth in Long-Term Earnings" Components
Percentile Ranking as Compared To Companies in the Performance Peer Group	Percentage of Payout of Target Equity Incentive Award
40th – 49th percentile	50%
50th – 54th percentile	75%
55th – 59th percentile	100%
60th – 64th percentile	125%
65th – 69th percentile	150%
70th – 80th percentile	175%
Greater than 80th percentile	200%

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The Compensation Committee evaluates achievement of the ROE component based on the matrix schedule provided below. The NEOs are evaluated based both on the Company's average ROE over the three-year performance period as compared to pre-determined ROE thresholds of 10 percent to greater than 12 percent and the ROE relative to performance of the peer group.

	Percentile Rank	Payout Matrix
Maximum	75%	75%	100%	175%	200%
Target	50%	50%	75%	100%	150%
Threshold	25%	25%	50%	75%	100%

		Threshold	Low Target	Target	Maximum
		10.00%	11.00%	11.25%	12.00%
		3 Year Average ROE Compared to Fixed Targets

The peer group used to evaluate these components is provided in the performance share agreement applicable to these awards filed as Exhibit 10.1 of our Quarterly Report on Form 10-Q for the period ended June 30, 2017. The payout opportunity is 0% (minimum), 50% (threshold), 100% (target), and 200% (maximum) of the target equity award for each NEO and as provided in the table above for the ROE component.

2016 Equity Incentive Award. In February 2016, the Compensation Committee granted performance-based target equity incentive awards to Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner for the January 1, 2016 through December 31, 2018 performance period as follows: Mr. McMasters (8,063 shares), Mr. Thompson (3,151 shares), Mr. Householder (2,827 shares), Ms. Cooper (2,873 shares), and Ms. Bittner (2,827 shares). The bonus opportunity as a percent of base salary for Mr. McMasters is 75% and 50% for the other four NEOs. The features of these awards are similar to the features described above for the 2017 Equity Incentive Awards, except the ROE component will be evaluated solely on the achievement of the Company's average ROE over the three-year performance period as compared to pre-determined thresholds of 10.50 percent to greater than 12.24 percent. The TSR and Growth in Long-Term Earnings components are similar to the 2017 Equity Incentive Awards. The peer group used to evaluate these components is provided in the performance share agreement applicable to these awards filed as Exhibit 10.19 of our Annual Report on Form 10-K for the year ended December 31, 2015. The payout opportunity is 0% (minimum), 50% (threshold), 100% (target), and 200% (maximum) of the target equity award for each NEO. Each NEO is entitled to earn the performance shares at the end of the performance period depending on the extent to which performance targets are achieved.

2015 Equity Incentive Award. In January 2015, the Compensation Committee granted performance-based target equity incentive awards to Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner for the January 1, 2015 through December 31, 2017 performance period as follows: Mr. McMasters (7,516 shares), Mr. Thompson (3,481 shares), Mr. Householder (2,975 shares), Ms. Cooper (3,128 shares), and Ms. Bittner (2,743 shares). The bonus opportunity for each NEO and the features of these awards are similar to those provided above for the 2016 Equity Incentive Awards. The peer group used to evaluate the TSR and Growth in Long-Term Earnings components is provided in the performance share agreement applicable to these awards filed as Exhibit 10.19 of our Annual Report on Form 10-K for the year ended December 31, 2014. The payout opportunity is 0% (minimum), 50% (threshold), 100% (target), and 150% (maximum) of the target equity award for each NEO. Each NEO is entitled to earn the performance shares at the end of the performance period depending on the extent to which performance targets are achieved.

The Compensation Committee met in February 2018 to review the extent to which the NEOs achieved the performance targets established for the 2015 Equity Incentive Awards. During this performance period: (i) with respect to the TSR component, our TSR for the three years ended December 31, 2017, was at the 81st percentile compared to the peer companies’ TSR for the same period and (ii) with respect to the Growth in Long-Term Earnings component, total capital expenditures as a percent of total capitalization for the Company or a business unit, as applicable, was at the 100th percentile of our peer group. For the purposes of calculating the Earnings Performance component, the average ROE for the three years ended December 31, 2017 for the Company or a business unit, as applicable, ranged from 9.50 to 12.10 percent. The NEOs received a payout of 150% of the target for the TSR and the Growth in Long-Term Earnings components, and a payout of 100% of the target for the ROE component. The shares received by each NEO for the 2015 Equity Incentive Award are reflected in the table below. In addition, dividends on the equity incentive awards accrue in the form of dividend equivalents during the performance period and are paid to the respective NEO in proportion to the actual shares earned.

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	Total Equity Target Shares for the 2015-2017 Performance Period	Achievement of Performance Components
Named Executive Officer		TSR (30% Weighting)	Growth in Long-Term Earnings (35% Weighting)	ROE (35% Weighting)	Actual Payout for the 2015-2017 Performance Period
Michael P. McMasters	7,516	3,382	3,946	2,631	9,959
Stephen C. Thompson	3,481	1,566	1,828	1,218	4,612
Beth W. Cooper	3,128	1,408	1,642	1,095	4,145
Elaine B. Bittner	2,743	1,234	1,440	960	3,634
Jeffry M. Householder	2,975	1,339	1,562	1,041	3,942

Stock Vested During 2017

In February 2018, the Compensation Committee met and approved 2015 Equity Incentive Awards for each NEO as further described under the 2015 Equity Incentive Award section in this Proxy Statement. These equity incentive awards vested in 2017.

	Stock Vested During 2017
Named Executive Officer	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Michael P. McMasters	9,959	685,677
Stephen C. Thompson	4,612	317,536
Beth W. Cooper	4,145	285,383
Elaine B. Bittner	3,634	250,201
Jeffry M. Householder	3,942	271,407
(1) The shares awarded and corresponding value realized, reflect shares received in March 2018 by each NEO for the three-year performance period ended December 31, 2017.
(2) The value realized represents the shares vested multiplied by $68.85, the closing stock price on February 26, 2018, the date the shares were awarded by the Compensation Committee.

Outstanding Equity Awards

In February 2016 and February 2017, the Compensation Committee granted performance shares to Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner for the 2016-2018 and 2017-2019 performance periods. The values of the 2016 Equity Incentive Awards are reflected in the Stock Award column for 2016 in the Summary Compensation Table and are furthered described under the 2016 Equity Incentive Award section in this Proxy Statement. The values of the 2017 Equity Incentive Awards are reflected in the Stock Award column for 2017 in the Summary Compensation Table and in the Grant Date Fair Value of Stock Awards column in the Grants of Plan-Based Awards Table. Please refer to the 2017 Equity Incentive Award and Grants of Plan-Based Awards sections in this Proxy Statement for additional details on these awards.

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Executive Compensation
Summary Compensation Table

The following table provides information on compensation earned by the Named Executive Officers, which consists of the Chief Executive Officer, Chief Financial Officer, and the three additional most highly compensated executive officers employed by the Company at year-end, for the years ended December 31, 2017, 2016 and 2015. In determining the individuals to be included in this table, we considered the roles and responsibilities of individuals serving at the Company and its subsidiaries, as well as total compensation (reduced by the change in pension value and non-qualified deferred compensation earnings), for all officers of the Company for the year ended December 31, 2017.

2017 Summary Compensation Table
Name and Principal Position	Year	Salary	Stock Awards	Bonus	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)(1)	($)(2)	($)(3)	($)(4),(5)	($)(6)	($)
Michael P. McMasters(7) Chief Executive Officer, President, and Director	2017	595,000	744,322	—	100,000	126,681	88,320	1,654,323
	2016	572,500	914,250	—	330,600	64,469	72,964	1,954,783
	2015	531,250	477,424	—	617,100	23,456	116,249	1,765,479
Stephen C. Thompson Senior Vice President	2017	343,750	285,348	15,000	73,278	114,554	53,492	885,422
	2016	338,750	357,293	—	148,920	57,571	48,566	951,100
	2015	333,750	221,123	—	186,930	3,310	68,825	813,938
Beth W. Cooper Senior Vice President and Chief Financial Officer	2017	317,500	264,670	25,000	35,520	31,032	47,943	721,665
	2016	308,000	325,767	—	86,490	14,727	51,785	786,769
	2015	300,625	198,675	—	169,422	2,444	64,329	735,495
Elaine B. Bittner Senior Vice President	2017	316,250	264,670	—	33,600	—	31,172	645,692
	2016	297,500	320,513	—	70,913	—	41,318	730,244
	2015	271,250	174,218	—	156,750	—	49,471	651,689
Jeffry M. Householder President of Florida Public Utilities Company	2017	315,962	264,670	15,000	61,824	—	39,765	697,221
	2016	302,308	320,513	—	86,011	—	34,701	743,533
	2015	291,500	188,959	50,000	112,838	—	40,821	684,118
(1) For Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner, we calculated the aggregate grant date fair value of the performance-based equity incentive awards for each performance period based on the estimated compensation costs on the grant date in accordance with FASB ASC Topic 718. We estimate the percent of which the Growth in Long-Term Earnings component and the Earnings Performance component are likely to be earned. The equity incentive awards have been recorded at the grant date fair value, which is based on the closing price on the grant date. We also evaluated the likelihood of earning the TSR component for the respective performance periods. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company's TSR was then compared to the companies in our performance peer group using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the TSR component, which is used to determine the payout percentage. The performance share fair value for the TSR component was generated from the Black-Scholes model and used to calculate the aggregate grant date fair value of this component of the award. The number of actual performance shares earned will range from 0 to 150 percent or 0 to 200 percent of the target performance shares depending on the applicable performance period and actual performance as compared to the performance goals. The following table sets forth the factors associated with the estimated compensation costs for each performance period.

			Estimated Payout for Performance-Based Equity Incentive Awards			Estimated Payout for Market-Based Equity Incentive Awards
Year	Performance Period	Grant Date	Growth in Long-Term Earnings	ROE	Fair Value Per Share	TSR	Monte Carlo Estimated Percentile Ranking	Fair Value Per Share
2017	2017-2019	2/23/2017	200%	100%	$67.40	100%	65%	$63.83
2016	2016-2018	2/22/2016	200%	100%	$64.00	200%	65%	$76.98
2015	2015-2017	1/13/2015	150%	100%	$50.20	150%	65%	$43.55
If the Named Executive Officers were to achieve the maximum award for the 2017-2019 performance period, each award would be valued as follows: Mr. McMasters $1,098,196; Mr. Thompson $420,975; Ms. Cooper $390,470; Ms. Bittner $390,470; and Mr. Householder$390,470. If the Named Executive Officers

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were to achieve the maximum award for the 2016-2018 performance period, each award would be valued as follows: Mr. McMasters $1,094,862; Mr. Thompson $427,877; Ms. Cooper $390,123; Ms. Bittner $383,831; and Mr. Householder $383,831.
Stock award values for 2016 in the Summary Compensation Table and figures in the above table for the 2016-2018 performance period have been revised from those set forth in the 2017 Proxy Statement.
(2) The Compensation Committee has sole discretion to issue a one-time cash bonus payment to the Company’s Named Executive Officers.  As reflected in the Summary Compensation Table, the Compensation Committee approved an incremental discretionary cash bonus for Messrs. Thompson and Householder, and Ms. Cooper given their level of performance in 2017.  None of the Named Executive Officers received an incremental discretionary cash bonus for 2016.  The Compensation Committee approved an incremental discretionary cash bonus for Mr. Householder in 2015 given growth in our Florida business operations and significant increase in our operating income year-over-year.
(3) Named Executive Officers received payment for performance in March 2017, March 2016, and March 2015, respectively, under the 2015 Cash Plan.
(4) The two defined benefit pension plans (a qualified plan, the Pension Plan, and a non-qualified plan, the Pension SERP) that include Named Executive Officers were frozen as of January 1, 2005. The amount of monthly pension payments each participant is entitled to receive has not changed since that date; however, the net present value of those payments varies each year depending primarily on the assumptions made for the discount rate, mortality rates and expected return on plan assets (for the Pension Plan). The present value of the accrued pension benefits has been calculated in accordance with Accounting Standards Codification Topic 715 “Compensation - Retirement Benefits” (see Note 16 “Employee Benefit Plans” in our 2017 Annual Report on Form 10-K and the Pension Plan section of this Proxy Statement for further details). The discount rates at December 31, 2017, December 31, 2016 and December 31, 2015 were 3.5%, 3.75%, and 3.75%, respectively. When the discount rate decreases, it generates an increase in the present value of the pension benefits and vice versa. In 2015, 2016 and 2017, the Mortality Improvement Scale was updated to the MP-2015 scale, the MP-2016 scale and the MP-2017 scale, respectively. In 2017, the present value of the accumulated benefits in the Pension Plan increased by $109,725, $100,384 and $31,032 for Mr. McMasters, Mr Thompson and Ms. Cooper respectively. In 2016, the present value of the accumulated benefits in the Pension Plan increased by $61,204, $53,234 and $14,727 for Mr. McMasters, Mr. Thompson and Ms. Cooper, respectively. In 2015, the present value of the accumulated benefits in the Pension Plan increased by $10,482, $8,593 and $2,444 for Mr. McMasters, Mr. Thompson and Ms. Cooper, respectively. Ms. Bittner and Mr. Householder do not participate in the Pension Plan.
The assumptions used to calculate the present value of the Pension SERP are the same as those used for the Pension Plan, except that there is no assumed return on assets because the Pension SERP is unfunded. Variances from year to year have the same causes as the Pension Plan. Additionally, Mr. McMasters has elected to receive his Pension SERP benefit in a lump sum payment upon retirement and Mr. Thompson elected to receive his Pension SERP benefit in annuity payments upon retirement. These elections also impact the present value calculation due to assumptions regarding the IRS lump sum interest rates. In 2017, the present value of Mr. McMasters’ Pension SERP increased by $16,956 and Mr. Thompson’s Pension SERP increased by $14,170. In 2016, the present value of Mr. McMasters’ Pension SERP increased by $3,265 and Mr. Thompson’s Pension SERP increased by $4,337. In 2015, the present value of Mr. McMasters’ Pension SERP increased by $12,974 and Mr. Thompson’s Pension SERP decreased by $5,283. Ms. Cooper, Ms. Bittner and Mr. Householder do not participate in the Pension SERP.
(5) Dividends on deferred stock units (which are settled on a one-for-one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. For 2017, 2016 and 2015, compensation deferred under the Deferred Compensation Plan (or any predecessor plan) earned the same returns as funds available for the Company’s Retirement Savings Plan.
We considered that investment options under our Deferred Compensation Plan (or any predecessor plan) are the same choices available to all employees under the Company's Retirement Savings Plan. As a result, the Named Executive Officers do not receive preferential earnings on their investments.
(6) The following table includes payments that were made by the Company on behalf of the Named Executive Officers in 2015, 2016, and 2017.

Named Executive Officer	Qualified and Non-Qualified Retirement Plan Matching and Supplemental Contributions ($)			Term Life Insurance Premiums ($)			Vehicle Allowance ($)			Dividends on shares earned for the 2015-2017 Performance Period ($)
	2015	2016	2017	2015	2016	2017	2015	2016	2017	2015
Michael P. McMasters	73,106	64,398	76,205	480	480	480	6,661	8,086	11,635	36,002
Stephen C. Thompson	44,146	41,351	45,853	480	480	480	7,527	6,735	7,159	16,672
Beth W. Cooper	39,938	42,017	38,781	480	480	480	8,927	9,288	8,682	14,984
Elaine B. Bittner	34,872	39,093	28,965	480	480	480	982	1,745	1,727	13,137
Jeffry M. Householder	25,431	31,994	37,058	480	480	480	660	2,227	2,227	14,250
During 2017, the Company provided each Named Executive Officer with a Company-owned vehicle that is available for personal use, but which is treated as compensation to the Named Executive Officers. Each Named Executive Officer’s Form W-2 that is filed with the IRS includes imputed income for the personal use of the Company-owned vehicle.
The cash dividend amounts paid to Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner in 2018 for the 2015-2017 performance period are reflected in the 2015 row in the Summary Compensation Table, the year the share awards (on which the dividends were based) were granted by the Compensation Committee. Dividends were accrued on the same basis as dividends declared by the Board each calendar quarter during the applicable years and paid on the Company's common stock. The actual cash dividend received by each Named Executive Officer was determined based upon the number of shares of common stock earned and issued to the executive for such performance periods.
Named Executive Officers also have the ability to purchase propane at the same discounted rate that we offer to our employees.
(7) Mr. McMasters has served as President of the Company since March 1, 2010. He was appointed as Chief Executive Officer of the Company effective January 1, 2011. Mr. McMasters has also served as a director of the Company since March 1, 2010. He received no additional compensation for serving as a director of the Company.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 47

Grants of Plan-Based Awards

The following table reflects, for each Named Executive Officer, the range of payouts for 2017 performance under the 2015 Cash Incentive Plan and the number of equity incentive awards established by the Compensation Committee on February 23, 2017 for the 2017-2019 performance period. For each Named Executive Officer, the Compensation Committee established a target equity award with a dollar value (as a percent of base salary) to be paid in shares of our common stock, if earned, based on the grant date fair value of the common stock. The threshold (minimum amount payable for a certain level of performance), target (amount payable if the targets are reached), and maximum (maximum payout possible) award levels are provided for each award. Additional information on these awards can be found under the Key Compensation Decisions section in this Proxy Statement.

	Grants of Plan-Based Awards
	Plan	Grant Date / Date of Compensation Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards[1]
			Threshold at 50%	Target at 100%	Maximum at 200%	Threshold at 50%	Target at 100%	Maximum at 200%
Name			($)	($)	($)[2]	(#)	(#)	(#)	($)
Michael P. McMasters	2017 Cash Incentive Plan	2/23/2017	180,000	360,000	720,000
	2017-2019 Equity Incentive Plan	2/23/2017				4,139	8,278	16,556	744,322
Stephen C. Thompson	2017 Cash Incentive Plan	2/23/2017	51,750	103,500	207,000
	2017-2019 Equity Incentive Plan	2/23/2017				1,587	3,173	6,346	285,348
Beth W. Cooper	2017 Cash Incentive Plan	2/23/2017	48,000	96,000	192,000
	2017-2019 Equity Incentive Plan	2/23/2017				1,472	2,943	5,886	264,670
Elaine B. Bittner	2017 Cash Incentive Plan	2/23/2017	48,000	96,000	192,000
	2017-2019 Equity Incentive Plan	2/23/2017				1,472	2,943	5,886	264,670
Jeffry M. Householder	2017 Cash Incentive Plan	2/23/2017	48,000	96,000	192,000
	2017-2019 Equity Incentive Plan	2/23/2017				1,472	2,943	5,886	264,670
(1) For the 2017-2019 performance period, we calculated the aggregate grant date fair value of the performance-based equity incentive awards based on the estimated compensation costs on the grant date. We estimated that 200 percent of the Growth in Long-Term Earnings component and 100 percent of the ROE component are likely to be earned. These equity incentive awards have been recorded at the grant date fair value of $67.40 per share, which is based on the closing price on February 23, 2017, the grant date. We also evaluated the likelihood of earning the TSR component for this performance period. We first determined the aggregate fair value of the award using a Black-Scholes model. The Company's TSR was then compared to the TSR of companies in our performance peer group using a Monte Carlo stock simulation. The Monte Carlo stock simulation estimated a percentile ranking for the TSR component of greater than 65 percent, representing a 100 percent payout. For the 2017-2019 performance period, the performance share fair value of $63.83 was generated from the Black-Scholes model and used to calculate the aggregate grant date value of this component of the award. The number of actual performance shares earned will range from 0 to 200 percent of the target performance shares depending on actual performance as compared to the performance goals.
(2) For the 2017 Cash Incentive Award, each of the Named Executive Officers have the opportunity to earn a maximum of 200% of the target for the non-financial and financial components.

Comparative Information Relating to Compensation of our Chief Executive Officer and Compensation of all Employees of the Company

We are providing the following information to comply with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K. For 2017, our last completed fiscal year, the median of the annual total compensation of our employees (other than Mr. McMasters, our Chief Executive Officer) was $66,973. The annual total compensation for Mr. McMasters, as reported in the Summary Compensation Table, was $1,654,323. Based on this information, for 2017, the estimate of the ratio of compensation for our Chief Executive Officer to the median employee was 25 to 1. This ratio is specific to our Company and may not be comparable to any ratio disclosed by another company.
To identify the median of the annual total compensation of all of our employees, we reviewed 2017 compensation reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for our 938 employees as of December 31, 2017 for purposes of determining pay ratio, which includes employees of companies we acquired during the year. We annualized the compensation of these

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 48

and other full-time employees who joined the Company in 2017 but did not work for us for the entire fiscal year. Based on the diversity of our businesses across our service territories, W-2 earnings provide a fixed and fair representation of compensation across our enterprise and thus is an appropriate measure to determine the median employee. No other assumptions, adjustments, or estimates, including any cost-of-living adjustments, were made in identifying the median employee. We next calculated the median employee’s annual total compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table, consistent with the calculations we provide for all of our Named Executive Officers. No adjustments were made to the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table, to calculate the reported ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees.

Outstanding Equity Incentive Awards

In February 2017 and January 2016, the Compensation Committee granted performance shares to Messrs. McMasters, Thompson and Householder and Mmes. Cooper and Bittner for the 2017-2019 and 2016-2018 performance periods. Shares granted for the 2017-2019 and 2016-2018 performance period were outstanding at December 31, 2017. No awards have been transferred. Please refer to the 2017 Equity Incentive Awards, 2016 Equity Incentive Awards,and Outstanding Equity Awards sections in this Proxy Statement for details on these awards.
The following table shows outstanding equity awards for each Named Executive Officer at December 31, 2017.

Named Executive Officer	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2)
	(#)	($)
Michael P. McMasters	32,682	2,567,171
Stephen C. Thompson	12,648	993,500
Beth W. Cooper	11,632	913,694
Elaine B. Bittner	11,540	906,467
Jeffry M. Householder	11,540	906,467
(1) The share amount shown represents the maximum award levels at 200% for the 2017-2019 performance period and are as follows: Mr. McMasters 16,556; Mr. Thompson 6,346; Ms. Cooper 5,886; Ms. Bittner 5,886; and Mr. Householder 5,886. The amount shown represents the maximum award levels at 200% for the 2016-2018 performance period and are as follows: Mr. McMasters 16,126; Mr. Thompson 6,302; Ms. Cooper 5,746; Ms. Bittner 5,654; and Mr. Householder 5,654. The number of actual performance shares to be earned will depend on the actual performance for the applicable performance period.
(2) The market value represents the unearned shares multiplied by $78.55, the closing market price per share of the Company's common stock on December 29, 2017. These shares will be earned to the extent that certain performance targets are achieved for the award periods January 1, 2016 through December 31, 2018 and January 1, 2017 through December 31, 2019. Award levels for the 2017-2019 performance period are shown in the Grants of Plan-Based Awards Table.

Pension Plans

We maintain two defined benefit pension plans that include Named Executive Officers as provided below. Both plans were frozen effective January 1, 2005. On that date all benefits became fully vested and no further benefit accruals have occurred.

•
The Pension Plan is a tax qualified plan that was formerly available to all eligible employees and provides benefits based on a formula that yields a monthly amount payable over the participant’s life. Benefits from the Pension Plan are paid from the Pension Plan’s trust, which is funded solely by the Company. Messrs. McMasters and Thompson and Ms. Cooper have vested benefits in the Pension Plan.

•
The Pension SERP provides benefits based on the Pension Plan formula applied to compensation and benefits in excess of IRS limits. The Pension SERP is unfunded, but is required to be funded in the event of a change in control of the Company. Messrs. McMasters and Thompson have vested benefits in the Pension SERP.

The following table shows the present value of accumulated benefits that Named Executive Officers are entitled to under the Pension Plan and Pension SERP:

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 49

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefits(2) ($)	Payments During the Last Fiscal Year ($)
Michael P. McMasters(3)	Pension Plan	25	879,944	0
	Pension SERP	25	218,228	0
Stephen C. Thompson(3)	Pension Plan	24	756,681	0
	Pension SERP	24	191,627	0
Beth W. Cooper(3)	Pension Plan	17	180,653	0
(1) Number of years of service equals total service from date of employment until the plans were frozen. Additionally, on December 31, 2004, in conjunction with the freezing of the Pension Plan and the Pension SERP, each employee participating in such plans was credited with an additional two years of service. Since the Plans are now frozen, service and compensation on or after January 1, 2005 will not affect the benefits available to any participant. Due to the additional two years of credited service, the monthly accrued benefit payable at normal retirement age from the Pension Plan increased as follows: Mr. McMasters, $522; Mr. Thompson, $520; and Ms. Cooper, $236. The monthly accrued benefits at normal retirement age under the Pension SERP increased as follows: Mr. McMasters, $130 and Mr. Thompson, $117.
(2) Actuarial present value is based on assumptions and methods used to calculate the benefit obligation under standards established by the Financial Accounting Standards Board (see Note 16 “Employee Benefit Plans” in our 2017 Annual Report on Form 10-K for further details), including:
•Discount rate equal to 3.5% as of December 31, 2017;
•Mortality rates based on the RP-2014 Mortality Table (adjusted to 2006) with MP-2017 Mortality Improvement Scale;
•Long-term rate of return on Pension Plan assets equal to 6.0%;
•Annuity at normal retirement (age 65) except for Mr. McMasters’ Pension SERP, which assumes a lump sum payment at age 65; and

•
"Final Average Earnings" equal to the average of "Adjusted W-2 Earnings" during the highest 60 consecutive months taken from the last 120 months before December 31, 2004, when the plans were frozen. Adjusted W-2 Earnings are comprised of W-2 compensation, less performance-based share awards, plus salary deferrals, less fringe benefits. The Internal Revenue Code places limits on annual benefit amounts and annual compensation that can be considered under the Pension Plan; the Pension SERP provides the executive with a benefit as if the limits did not exist. Final Average Earnings used to compute the benefit amounts were as follows: Mr. McMasters $293,565; Mr. Thompson $273,815; and Ms. Cooper $116,342. The annual benefits that may be paid and the amount of annual compensation that will be considered in connection with the Pension SERP are based on IRS limitations for 2004, which are $165,000 and $205,000, respectively.

(3) Mr. McMasters’ early retirement benefits under the Pension Plan and Pension SERP are $4,263 and $1,058 per month, respectively. Mr. Thompson’s early retirement benefits under the Pension Plan and Pension SERP are $3,596 and $812, respectively. Ms. Cooper is not eligible for early retirement under either plan.

Under the Pension Plan and Pension SERP, participants are entitled to receive benefits at the normal retirement age of 65, based upon Final Average Earnings (defined in footnote 2 above) and credited years of service (described in footnote 1 above). The Pension Plan provides a benefit up to the IRS limits and the Pension SERP provides a benefit for additional amounts that would have been earned if the IRS limits did not exist. The accrued monthly benefit for each Named Executive Officer is determined by calculating one-twelfth of the annual amount of (i) plus (ii), multiplied by (iii):

(i)	1.3 percent of the Final Average Earnings

(ii)	0.625 percent of the Final Average Earnings in excess of Covered Compensation, as defined by the IRS

(iii)	Credited years of service (but not more than 35 years)
A participant may elect to receive a reduced early retirement benefit beginning at age 55. The early retirement benefit equals the normal retirement benefit reduced by one-fifteenth for each of the first five years, and one-thirtieth for each of the next five years by which the annuity start date precedes the normal retirement date.
For the Pension Plan, the normal form of benefit for a married employee is a joint and survivor annuity. The normal form of benefit for a single employee is a life annuity. Other forms of benefits may be elected, including a lump sum payment. Benefits under the qualified Pension Plan and Pension SERP are not subject to any deduction for Social Security or other offset amounts. The Pension Plan and Pension SERP also include provisions for benefits that the participant’s beneficiary or spouse would be entitled to in the event of death or disability.
Non-Qualified Deferred Compensation Plan

Chesapeake Utilities sponsors the Deferred Compensation Plan for executive officers and directors. The Deferred Compensation Plan is informally funded in a Rabbi Trust. The Deferred Compensation Plan allows:

•
The Named Executive Officers to defer any percentage of their performance-based stock awards (except for required withholdings). Additionally, non-management directors could elect to defer any percentage of their stock retainers. Participants are entitled to

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 50

defer stock units for the performance-based shares and stock retainers. Dividends are paid on the deferred stock units in the same proportion and amount as dividends on the Company's common stock. These dividends are then reinvested into additional deferred stock units. When distributed to participants, the deferred stock units will be settled on a one-for-one basis in shares of the Company's common stock. Deferrals of performance-based stock awards are not eligible for Company matching contributions.

•
The Named Executive Officers may also defer a specified percentage (up to 80%) of their eligible cash compensation to the Deferred Compensation Plan. Additionally, non-management directors could elect to defer any percentage of their cash retainer. The Company matches Named Executive Officer deferrals (up to 6% of eligible compensation) provided there is no duplication of matching in the Retirement Savings Plan. We may also make discretionary contributions to the Named Executive Officers. Discretionary contributions are made to applicable Named Executive Officers during the years a discretionary contribution was made to the Retirement Savings Plan, for compensation that exceeds the IRS limits applicable to the qualified plan. Participants may allocate their deferrals and the Company's contributions among the same mutual fund choices available to all employees under the Retirement Savings Plan.

The Deferred Compensation Plan is required to comply with Internal Revenue Code Section 409A and procedures established by the Compensation Committee. The requirements include advance elections of deferral amounts. Additionally, participants must select a distribution date and form of distribution at the time of the deferral election. Distributions can be made in a single payment or in annual installments over 2-15 years (prior to January 1, 2014, installments were allowed over 5 or 10 years). The Named Executive Officers will not be entitled to receive any payments until six months after his or her date of separation, except under certain circumstances. Payments to the participant may be accelerated in the event of death, disability, change in control, or an unforeseeable emergency. Participants will be individually responsible for any tax obligations related to deferring compensation under the Deferred Compensation Plan. Distributions of deferrals of cash compensation will be paid in cash, while distributions of deferred stock units will be paid in common stock.
All of the Named Executive Officers participated in the Deferred Compensation Plan during 2017. The following table reflects the aggregate balance of non-qualified deferred compensation for each Named Executive Officer.

	Non-Qualified Deferred Compensation for the 2017 Fiscal Year
	Executive Deferrals in 2017 ($)	Registrant Contributions in 2017(1) ($)	Aggregate Earnings in 2017(2)(3) ($)	Aggregate Withdrawals/ Distributions in 2017 ($)	Aggregate Balance at December 31, 2017 ($)
Michael P. McMasters	18,613	53,517	737,480	(3,549)	4,496,963
Stephen C. Thompson	42,262	20,082	146,713	0	947,991
Beth W. Cooper	407,924	13,493	333,028	0	2,128,521
Elaine B. Bittner	77,712	3,657	122,818	0	713,071
Jeffry M. Householder	237,738	15,296	211,711	0	1,277,841
(1) Represents our matching and supplemental contributions associated with the Deferred Compensation Plan. These dollars are included in the All Other Compensation column of the Summary Compensation Table.
(2) The investment options available under the Deferred Compensation Plan are the same that are available to all employees under the Retirement Savings Plan. Accordingly, these amounts are not considered above-market or preferential earnings for purposes of, and are not included in, the 2017 Summary Compensation Table.
(3) Dividends on deferred stock units in the Deferred Compensation Plan are paid at the same rate as dividends on shares of the Company's common stock.

Those amounts, as well as similar awards reported in the Summary Compensation Tables in prior years and matching contributions into the Deferred Compensation Plan previously reported in the Summary Compensation Tables in prior years under All Other Compensation, are included in the Aggregate Balance at December 31, 2017 column and quantified below:

Name	Amount included in both Non-Qualified Deferred Compensation Table and Summary Compensation Table ($)	Amount included in both Non-Qualified Deferred Compensation Table and previously reported in Prior Years’ Summary Compensation Tables ($)
Michael P. McMasters	72,130	1,169,633
Stephen C. Thompson	62,344	451,551
Beth W. Cooper	421,417	1,058,172
Elaine B. Bittner	81,369	346,953
Jeffry M. Householder	253,034	644,813

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 51

Termination Provisions
____________________________________________________________________________________________________________
As of December 31, 2017, each Named Executive Officer had a long-standing employment agreement in existence. The term of each employment agreement expired on same date however, certain provisions survive the agreement expiration. The Compensation Committee is evaluating the terms of replacement employment agreements, which may reflect changes from the terms of the prior agreements necessitated by the Tax Reform Act and other developments and considerations. The following is a description of provisions contained in the employment agreements in effect through 2017.

Each Named Executive Officer may participate in all bonus, incentive compensation and performance-based compensation plans; all profit-sharing, savings and retirement benefit plans; all insurance, medical, health and welfare plans; all vacation and other employee fringe benefit plans; and other similar policies, plans or arrangements of the Company, all on a basis that is commensurate with his or her position and no less favorable than those generally applicable or made available to the other Named Executive Officers. Each Named Executive Officer was also eligible for a target short-term and long-term equity-based incentive award as determined on an annual basis by the Board or Compensation Committee, as applicable, in its discretion and in accordance with and subject to the terms of the 2015 Cash Plan and SCIP, respectively.

Each employment agreement contains a clawback provision that provides that all or any portion of an incentive award under the 2015 Cash Plan and SICP or any future arrangement established by the Company was subject to repayment by the Named Executive Officer, if the award was calculated based upon the achievement of certain financial results or other performance metrics that, in either case, were subsequently found to be materially inaccurate. If the Compensation Committee determined that the Named Executive Officer engaged in misconduct, malfeasance or gross negligence in the performance of his or her duties that either caused or significantly contributed to the material inaccuracy in financial statements or other performance metrics, there is no time limit on this right of recovery. In all other circumstances, the right of recovery is limited to one year after the date of payment of each award. The right of recovery of payments automatically terminated upon a change in control except with respect to any right of recovery that had been asserted prior to such change in control.

Each employment agreement contains covenants that protect our goodwill and are effective during the Named Executive Officer’s employment with us and after termination of the agreement. These covenants relate to confidentiality of information; non-solicitation of employees; non-solicitation of third parties; non-competition; post-termination cooperation; and non-disparagement. The non-solicitation and non-competition covenants remain effective for one year after a Named Executive Officer terminates his or her employment. If the Named Executive Officer resigns for reasons related to certain acts of the Company after a change in control, these covenants remain effective for fifteen months after the resignation. Payments upon termination (described below) are subject to compliance with these provisions and the execution and delivery (and non-revocation) of a release of claims against the Company and its officers, directors, employees and affiliates. In the event that a Named Executive Officer did not comply with the provisions or did not deliver a release of claims, then payments upon termination would cease and any unpaid amounts would be forfeited.

Potential Payments Upon Termination or Death. If the Company terminated or elected to not renew a Named Executive Officer’s employment agreement at the end of the term of the agreement for any reason other than his or her death or “for cause,” as specifically defined in the employment agreements, then the Named Executive Officer would be entitled to receive, as severance compensation, his or her then monthly base compensation for one year after the termination date. The Named Executive Officer’s compensation may be decreased provided that the decrease is made on a good faith basis and with reasonable justification. Termination for any reason other than “for cause” or termination “without cause” can be initiated by either the Named Executive Officer or the Company. Generally, termination “without cause” can occur when the Company, acting in good faith, decreases a Named Executive Officer’s position, compensation or benefits, at which time the Named Executive Officer may terminate his or her employment for “good reason.” The reduction in compensation or benefits may not be related to a company-wide reduction. Termination “without cause” can also occur if the Company terminates the Named Executive Officer for reasons not related to a crime involving moral turpitude, theft from the Company, violation of non-competition or confidentiality obligations, or, following a cure period, gross negligence in fulfilling his or her responsibilities. Based upon a hypothetical termination date of December 31, 2017, and assuming the termination is “without cause” the Named Executive Officers (or his or her estate) would have received a severance benefit (described above) as follows: Michael P. McMasters $600,000; Stephen C. Thompson $345,000; Beth W. Cooper $320,000; Elaine B. Bittner $320,000; and Jeffry M. Householder $320,000.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 52

Potential Payments Upon a Change in Control. The employment agreements included provisions that are designed to help retain the Named Executive Officers in the event of a change in control of the Company. In accordance with the agreements, a change in control occurs upon one of several events involving the replacement of a majority of the members of our Board, the acquisition of ownership of our stock, or the acquisition of all or significantly all of our assets.
If a Named Executive Officer’s employment was terminated, after a change in control, by the Named Executive Officer for “good reason,” or by the Company “without cause,” as specifically defined in the employment agreement and as described herein, he or she would have been entitled to receive, in addition to the sum of all accrued but unpaid amounts due, a single lump sum payment (provided such termination occurs within two years of a change in control) in cash based on the sum of the following:

•	Current monthly base compensation multiplied by 24 (multiplied by 36 for Mr. McMasters).

•	Average of the cash incentive awards paid over the prior three calendar years, multiplied by two (multiplied by three for Mr. McMasters).

Upon a change in control, each Named Executive Officer’s monthly base compensation may increase by such amounts as the Board may determine from time to time based, in part, on an annual review of the Named Executive Officers’ compensation and performance. In no event would a Named Executive Officer’s base compensation be decreased. Each Named Executive Officer would receive health and other insurance benefits for the remainder of the term of his or her employment agreement. Pursuant to each Named Executive Officer’s performance share agreements, in the event of a change in control, the executive immediately earns all unearned performance shares at the target level under the 2016 Equity Incentive Award and 2017 Equity Incentive Award agreements. In addition, each Named Executive Officer would receive any benefits that he or she otherwise would have been entitled to receive under our Retirement Savings Plan and Deferred Compensation Plan, as of the date of termination, although these benefits are not increased.
The total severance amount payable to a Named Executive Officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. As a result, no excise tax would be levied nor would there be any loss of tax deductibility to the Company as a result of making the severance payment. If the severance as computed exceeds this limitation, the amount payable will be unilaterally reduced to the amount necessary to avoid exceeding the limitations under Internal Revenue Code Section 280G.
Based upon a hypothetical termination date of December 31, 2017, under the terms and conditions of the employment agreements, estimated payments or benefits in connection with a change in control, using $78.55, the closing market price per share of our common stock on December 29, 2017, the last business day of 2017, would have been as follows:

	Michael P. McMasters	Stephen C. Thompson	Beth W. Cooper	Elaine B. Bittner	Jeffry M. Householder
Base Salary (based upon severance multiple)	$1,800,000	$690,000	$640,000	$640,000	$640,000
Annual Cash Bonus (based upon severance multiple)[1]	$1,287,439	$314,880	$255,317	$227,176	$231,989
Healthcare and Other Insurance Benefits[2]	$54,009	$30,014	$36,264	$36,362	$25,564
Unpaid Equity Incentive Compensation[3]	$1,283,586	$496,750	$456,847	$453,234	$453,234
Total	$4,425,034	$1,531,644	$1,388,427	$1,356,772	$1,350,786
Reduced to Not Exceed the IRC 280G Limit[4]	$—	—	—	—	—
Net Amount Payable to Executive	$4,425,034	$1,531,644	$1,388,428	$1,356,772	$1,350,787
(1) The average of the cash incentive awards under the 2015 Cash Plan (or any predecessor plan) for the years 2015, 2016, and 2017, multiplied by the respective severance multiple. In addition, each Named Executive Officer is entitled to receive his or her applicable annual cash incentive award that was earned in 2017 as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2) Based upon the expected healthcare cost per employee for 2018, as provided by the Company’s third-party administrator, as well as the term life insurance paid by the Company, and continued coverage for life, accidental death and dismemberment, and long-term disability insurance.
(3) This represents the target awards under the 2015-2017 and 2016-2018 performance periods. The awards are valued at $78.55 per share, the year-end closing price.
(4) The total severance amount payable to a Named Executive Officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. Pursuant to Section 280G, this amount is calculated by multiplying three times the five-year average of the Named Executive Officer’s W-2 compensation (or the period employed, if less).

Upon a change in control, each Named Executive Officer is entitled to receive the amounts deferred under the Deferred Compensation Plan, in the form of a lump sum payment.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 53

In accordance with the Treasury Regulations issued under Section 409A of the Internal Revenue Code, each Named Executive Officer’s employment agreement provided that if a separation from service occurs: (i) within two years of a change in control, benefits would be paid in a lump sum, or (ii) more than two years after the change in control, the benefits would be paid in equal installments over a one year period. In addition, each employment agreement provides that benefits paid upon a separation from service would be subject to a six-month delay in the commencement of payment if required by Section 409A of the Internal Revenue Code. The Named Executive Officer would pay the full amount for benefits extended during the six-month delay period (to be reimbursed by the Company with interest) if this delay provision applies.

Equity Compensation Plan Information
As of December 31, 2017, there were 725,262 shares reserved under the Company's Dividend Reinvestment and Direct Stock Purchase Plan, 831,183 shares reserved for issuance under the Company's Retirement Savings Plan, and 509,202 shares reserved for issuance under the Company's SICP. The SICP was approved by our stockholders in 2013. There are no outstanding options, warrants or rights under these plans.
Compensation Committee Interlocks and Insider Participation
Dianna F. Morgan, Chair, Dennis S. Hudson, III, and Calvert A. Morgan, Jr. serve as members of the Compensation Committee. Each member of the Compensation Committee is independent as required by the NYSE Listing Standards. No member of the Compensation Committee, at any time, has been employed by the Company, or been a participant in a related person transaction with the Company. There were no Compensation Committee interlocks or insider (employee) participation during 2017.

7 - OTHER IMPORTANT INFORMATION

Quorum
A quorum must be present in order for business to be conducted at the Meeting. A quorum consists of a majority of the shares of common stock outstanding on our record date. Shares represented at the Meeting in person or by proxy will be counted in determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote in determining the presence of a quorum. Broker non-votes will be counted as present at the Meeting for quorum purposes, but not voted. The Company's Inspector of Elections will tabulate the votes and determine whether a quorum is present.

Soliciting Proxies
The Company will pay all costs relating to the solicitation of proxies. We have hired Georgeson LLC, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $9,000 plus reasonable expenses. Proxies may be solicited by our directors, officers and employees by personal interview, mail, telephone or e-mail. In addition, we may engage other consultants at our expense to solicit proxies. The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are being furnished to our stockholders on or about April 4, 2018.

Revoking a Proxy
You may revoke your proxy at any time before voting is declared closed at the Meeting by: (i) voting at the Meeting in person; (ii) executing and delivering a subsequent proxy; (iii) submitting another timely and later dated proxy by telephone or the internet; or (iv) delivering a written statement to the Corporate Secretary of the Company revoking the proxy.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 54

Householding
Stockholders of record who have the same last name and address and who request paper copies of the proxy materials or Annual Report will receive only one copy of the proxy materials. Brokers and banks that hold our stock on your behalf may provide you with one copy of the proxy materials and Annual Report if the bank or broker is aware that more than one stockholder at your address have the same last name or they reasonably believe that the stockholders are members of the same family. If you receive a notice from your broker or bank stating that they intend to send only one copy of the proxy materials to your address, and members of your household do not object, then you will have consented to this arrangement. Stockholders of record that received one copy of the proxy statement or Annual Report as a result of householding may request to receive separate copies of these materials by contacting the Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904 or (888) 742-5275. If your shares are held through a broker or bank, you should contact the broker or bank directly to request multiple copies of the proxy statement and Annual Report.

Stockholder Proposals
To be considered for inclusion in our proxy statement mailed in 2019, stockholder proposals must be received in writing at our principal executive offices on or before December 11, 2018. Stockholder proposals should be directed to the Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904. A stockholder wishing to bring business before stockholders at the 2019 Annual Meeting must provide written notice to the Corporate Secretary. The notice must be received by the Company at its principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2018 Meeting. In the event that our annual meeting is more than 30 days before or more than 60 days after such anniversary date, you should refer to our Bylaws for specific requirements. In accordance with our Bylaws, a stockholder’s notice must include, among other things, a description of the business to be brought before the meeting, Ownership and Rights Information (as defined in our Bylaws), and any other information that would be required to be made in connection with the solicitation of proxies. A stockholder’s notice must also include a representation as to the accuracy of the information that is being provided. We have provided additional information in the Board of Directors section of this Proxy Statement under subsection Director Nominations.

Annual Report on Form 10-K
At your request, we will provide, without charge, a copy of our 2017 Annual Report to Shareholders which contains our Annual Report on Form 10-K for the year ended December 31, 2017. The Annual Report provides financial information to our stockholders. The Annual Report is not, and shall not be considered, “soliciting material,” or be “filed” with the SEC nor shall this information be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. Please direct all written requests to the Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.

CHESAPEAKE UTILITIES CORPORATION - 2018 Proxy Statement - 55

CHESAPEAKE UTILITIES CORPORATION

TOP WORK PLACES

909 SILVER LAKE BOULEVARD | DOVER, DELAWARE 19904 USA | WWW.CHPK.COM

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CHESAPEAKE UTILITIES CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 8, 2018.

Vote by Internet

- Go to **www.investorvote.com/cpk**
- Or scan the QR code to the left with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each nominee, FOR Proposal 2, and FOR Proposal 3.

1. Election of Directors:

Nominee	For	Withhold
01 - Thomas P. Hill, Jr.	☐	☐
02 - Dennis S. Hudson, III	☐	☐
03 - Calvert A. Morgan, Jr.	☐	☐

Proposal	For	Against	Abstain
2. Cast a non-binding advisory vote to approve the compensation of the Company's Named Executive Officers.	☐	☐	☐
3. Cast a non-binding advisory vote to ratify the appointment of the Company's independent registered public accounting firm, Baker Tilly Virchow Krause, LLP.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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02SLDC

Dear Stockholder: April 6, 2018

Chesapeake Utilities Corporation is holding its 2018 Annual Meeting of Stockholders on Wednesday, May 9th at 9:00 a.m. Eastern Time in the Board Room, PNC Bank, N.A., 222 Delaware Avenue, Wilmington, Delaware. Formal Notice of the 2018 Annual Meeting of Stockholders and the Proxy Statement are enclosed with this document or have been made available to you electronically, and describe the matters that will be submitted to a vote of stockholders at the Meeting.

Your vote is very important and we encourage you to vote as soon as possible, even if you plan to attend the Meeting in person. If you are mailing your proxy card, please sign, date and mail the attached proxy in the envelope provided. Alternatively, you can also cast your vote electronically as described on the reverse side.

Thank you for your investment.

Sincerely

John R. Schimkaitis

JOHN R. SCHIMKAITIS
Chair of the Board

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CHESAPEAKE UTILITIES CORPORATION

Proxy — Chesapeake Utilities Corporation

909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 9, 2018 AT 9:00 AM (EASTERN TIME) IN THE BOARD ROOM
PNC BANK, N.A.
222 DELAWARE AVENUE
WILMINGTON, DELAWARE 19801

The undersigned stockholder hereby appoints John R. Schimkaitis and Michael P. McMasters and each one of them, with power of substitution and revocation, the proxies of the undersigned to vote all shares in the name of the undersigned on all matters set forth in the proxy statement and such other matters as may properly come before the Annual Meeting and at any adjourned meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

The Board of Directors recommends a vote FOR Proposals 1, 2 AND 3.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE